UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

DPL Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

April 28, 2010

AND

PROXY STATEMENT

DPL Inc.

Dayton, Ohio

March 15, 2010

DPL INC.

1065 WOODMAN DRIVE

DAYTON, OHIO 45432

MARCH 15, 2010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 28, 2010

Dear Fellow Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of DPL Inc. (“DPL,” “our,” “us,” or “we”), which will be held on April 28, 2010, commencing at 10:00 a.m. (local time) at the Dayton Convention Center Theater, 22 East Fifth Street, Dayton, Ohio 45402.

At the Annual Meeting, you will be asked to consider and vote upon (1) the election of the three director nominees named in our Proxy Statement that follows and (2) the ratification of the appointment of KPMG LLP as our independent public accounting firm.  At the Annual Meeting you also will be asked to consider and act upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Holders of common shares of record at the close of business on March 4, 2010, the date fixed by our Board of Directors as the record date for the meeting, are entitled to notice of and to vote on any matters that properly come before the Annual Meeting and any adjournments or postponements of the meeting.

We hope that you will find it convenient to attend in person.  Whether or not you expect to attend, please promptly vote via the Internet, by telephone or by dating, signing and mailing the enclosed proxy card in the return envelope provided to ensure your representation at the Annual Meeting and the presence of a quorum.  Instructions for voting via the Internet and by telephone are detailed on the proxy card.  If you attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.

A copy of our 2009 Annual Report to Shareholders, which includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, was mailed on or about March 15, 2010 with this Notice of Annual Meeting of Shareholders and our Proxy Statement.  Additional copies may be obtained by writing to DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432, Attention: Corporate Secretary.

On behalf of the officers, directors and employees of DPL, I would like to express our appreciation for your continued support.

Sincerely,

TIMOTHY G. RICE
Vice President, Assistant General Counsel
and Corporate Secretary

ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.  WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE PROMPTLY VOTE VIA THE INTERNET, BY PHONE OR BY DATING, SIGNING AND MAILING THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED.  IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY, IF YOU WISH, AND VOTE IN PERSON.  YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

DPL INC.

PROXY STATEMENT

FOR THE

2010 ANNUAL MEETING OF SHAREHOLDERS

DPL Inc.

1065 Woodman Drive, Dayton, Ohio 45432

PROXY STATEMENT

GENERAL INFORMATION

Meeting and Voting Information

This Proxy Statement is furnished to you and other shareholders of DPL Inc. (“DPL,”, “Company,” “our,” “us,” or “we”) in connection with the solicitation of proxies by our Board of Directors (the “Board”) to be used at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Dayton Convention Center Theatre, 22 East Fifth Street, Dayton, Ohio 45402 on April 28, 2010 at 10:00 a.m. (local time), and any adjournments or postponements of the meeting.  This Proxy Statement, together with the accompanying proxy card, was first mailed to shareholders on or about March 15, 2010.  All shareholders of record as of March 4, 2010 are entitled and encouraged to attend and vote at the Annual Meeting in person.  In addition to voting in person at the Annual Meeting, voting may occur before the Annual Meeting by Internet, telephone or properly completing and mailing the enclosed proxy card.  The enclosed proxy card describes how to vote in each of these ways.  Shareholders whose shares are held by a bank, broker or other financial intermediary (i.e., in street name) should follow the voting instructions provided by the intermediary.

If you vote properly by the Internet, telephone or proxy card, you are authorizing the persons named on the proxy card (the “Proxy Committee”) to vote your shares in the manner directed in the proxy.  If no directions have been specified by marking or indicating the appropriate squares on the proxy, the shares will be voted “FOR” the slate of the three director nominees described in this Proxy Statement and “FOR” the ratification of KPMG LLP as our independent public accountant.  In connection with any other business that may properly come before the Annual Meeting, all properly executed proxies delivered pursuant to this solicitation and not revoked will be voted in the discretion of the Proxy Committee named in the proxy.  A shareholder delivering a proxy has the power to revoke it at any time prior to its exercise by giving written notice of revocation to our Corporate Secretary, by submitting a proxy bearing a later date or by attending the Annual Meeting and voting in person.  Attendance at the Annual Meeting will not, by itself, constitute revocation of a proxy.

All expenses in connection with this solicitation of proxies will be paid by us.  Proxies will be solicited principally by mail, but directors, officers and certain other individuals authorized by us may personally solicit proxies.  In addition, we have retained Georgeson Inc., a proxy solicitation firm, to assist in the solicitation of proxies.  DPL will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners and will pay Georgeson Inc. a fee of approximately $12,000, plus out-of-pocket expenses.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 28, 2010:  Our Notice and Proxy Statement (and form of proxy card) for the Shareholder Meeting to be held on April 28, 2010, as well as our 2009 Annual Report, are available at www.proxyvote.com.  You may request copies of these documents and similar documents for future shareholder meetings by (i) calling 1-800-579-1639 and following the instructions; (ii) accessing www.proxyvote.com and following the instructions; or (iii) sending a blank email to sendmaterial@proxyvote.com with the 12-digit control number located on your proxy card in the email’s subject line.

Voting Securities

The Board has fixed the close of business on March 4, 2010 as the record date for determining the holders of common shares entitled to notice of and to vote at the Annual Meeting.  Each such shareholder is entitled to one vote per common share.  As of the March 4, 2010 record date, there were 119,158,122 shares of Company common stock outstanding and entitled to vote, which included 217,197 shares of unvested restricted common stock that are entitled to one vote per unvested restricted common share.

In voting by proxy with regard to the election of directors, shareholders may vote in favor of each nominee or withhold their votes as to each nominee.  Should any nominee become unable to accept his or her nomination or election, the Proxy Committee will vote for the election of such other person as a director as the current directors may recommend in the place of such nominee.  The information set forth in this Proxy Statement regarding the director nominees and other directors continuing in office is based on information furnished by them.

The holders of a majority of the DPL common shares issued and outstanding and entitled to vote, represented in person or by proxy, constitute a quorum for the transaction of business at the Annual Meeting.  In voting by proxy with regard to the ratification of our independent public accountant, shareholders may vote in favor of or against the proposal or may abstain from voting.  The affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of DPL, represented in person or by proxy at the Annual Meeting, is necessary to ratify the selection of KPMG LLP as our independent public accountant.  The three director nominees named in this Proxy Statement that receive the greatest number of votes will be elected as our directors.  Our Regulations require a member of the Board who fails to receive a majority of the votes cast in an uncontested election of directors to tender his or her resignation to the Board’s Nominating and Corporate Governance Committee.  This Committee is required to promptly evaluate all relevant factors relating to the election results and, subject to legal and regulatory requirements, decide whether to accept the resignation, reject the resignation or conditionally reject the resignation and retain the director in office, if the underlying causes of the failed vote can be promptly and completely cured.  Any director who tenders any such resignation, and any non-independent director, will not participate in the deliberations and decisions regarding the resignation.  The Nominating and Corporate Governance Committee’s decision is required to be publicly disclosed in a periodic or current report filed with the Securities and Exchange Commission (“SEC”).  The complete terms of this resignation policy are contained in Article II, Section 9 of our Regulations and are also referenced in the Board’s Corporate Governance Guidelines.  Each of these documents is available on our website at www.dplinc.com.

Shareholder abstentions and broker non-votes will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum.  Brokers and other nominees who do not receive shareholder instructions are entitled to vote on the ratification of our independent public accountant, but not on the election of directors.

Under Ohio law, if a shareholder gives written notice to our President, a Vice President or our Corporate Secretary, not less than 48 hours before the Annual Meeting, that such shareholder desires the voting at the election of directors to be cumulative, and if an announcement of the giving of such notice is made upon the convening of the Annual Meeting by or on behalf of the shareholder giving such notice, then shareholders will be entitled to give one candidate as many votes as the number of directors to be elected multiplied by the number of their shares, or to distribute their votes on the same principle among two or more candidates.  In the event that directors are elected by cumulative voting and cumulated votes represented by proxies solicited hereby are insufficient to elect all the nominees, the Proxy Committee will vote such proxies cumulatively for the election of as many such nominees as possible and in such order as the Proxy Committee may determine.

Householding Information

We have adopted a procedure approved by the SEC called “householding.”  Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies.  This procedure reduces our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards.  Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Report and/or Proxy Statement, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc., Householding Department, in writing at 51 Mercedes Way, Edgewood, New York 11717; or by telephone:  (800) 542-1061.

If you participate in householding and wish to receive a separate copy of this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of our Annual Report and/or Proxy Statement in the future, please contact Broadridge Financial Solutions, Inc., Householding Department as indicated above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the beneficial ownership of our common shares by each person or group known by us to own more than 5% of our common shares, as of March 4, 2010.  Beneficial ownership includes shares over which a person or group has voting or investment power, and shares which a person or group has the right to acquire voting or investment power within 60 days.  The information in this table is based, in part, on statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

	Common Shares Beneficially Owned
Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock Inc. (1) 55 East 52nd Street New York, NY 10055	8,265,815	(1)	6.9%

(1)          The Name and Address information and the Amount and Nature of Beneficial Ownership information are based on a Schedule 13G filed with the SEC January 29, 2010, which reported BlackRock Inc. having the sole power to vote or to direct the vote and the sole power to dispose of or to direct the disposition of 8,265,815 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common shares, as of March 4, 2010, by each of our current directors (including the three director nominees named in this Proxy Statement), each person named in the Summary Compensation Table under “Executive Compensation” further below, and all of our current directors and executive officers as a group.  Beneficial ownership includes shares over which a person has voting or investment power, and shares which a person has the right to acquire voting or investment power within 60 days.

Title of Class	Name of Beneficial Owner	Amount & Nature of Beneficial Ownership (1)		Percent of Class (2)
Common	Paul M. Barbas	85,347	(3)(4)	<1%
Common	Frederick J. Boyle	50,388	(3)(4)	<1%
Common	Daniel J. McCabe	66,077	(3)(4)	<1%
Common	Arthur G. Meyer	76,873	(3)(4)(5)	<1%
Common	Douglas C. Taylor	27,654	(3)(4)	<1%
Common	Robert D. Biggs	84,595	(5)(6)(7)	<1%
Common	Paul R. Bishop	43,425	(6)(7)	<1%
Common	Frank F. Gallaher	8,566	(6)(8)	<1%
Common	Barbara S. Graham	10,808	(6)(7)	<1%
Common	Glenn E. Harder	14,023	(6)(7)	<1%
Common	General Lester L. Lyles (Retired)	14,309	(6)(7)	<1%
Common	Pamela B. Morris	18,984	(6)(8)	<1%
Common	Dr. Ned J. Sifferlen	31,175	(6)(7)(8)	<1%
Common	Current Directors and Executive Officers as a group	669,656	(3)(4)(5)(6)(7)(8)(9)	<1%

(1)

Unless otherwise noted, we believe that each person has sole voting power and sole investment power over the shares listed. Fractional shares have been rounded down to the nearest whole share for presentation purposes.

(2)

Ownership percentages are based on our common stock outstanding as of March 4, 2010. Shares of our common stock that were not outstanding, but which a person has the right to acquire within 60 days of March 4, 2010, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(3)

Includes allocated common shares held under trust in connection with the DPL Inc. Employee Stock Ownership Plan and/or the DP&L Employee Savings Plan 401(k) (“Employee Qualified Plans”): Mr. Barbas - 330 shares; Mr. Boyle — 3,284 shares; Mr. McCabe — 1,063 shares; Mr. Meyer — 5,354 shares; Mr. Taylor — 2,315 shares; and current directors and executive officers as a group — 36,538 shares. Participants of the Employee Qualified Plans are entitled to direct the trustee as to how to vote shares allocated to their accounts. Allocated common shares for which participants do not provide timely voting instructions are voted by the trustee. Participants of the Employee Qualified Plans have investment power only over their allocated shares that have vested.

(4)

Includes unvested shares of restricted common stock with voting rights: Mr. Barbas — 45,000 shares; Mr. Boyle — 31,009 shares; Mr. McCabe — 40,465 shares; Mr. Meyer — 20,246 shares; Mr. Taylor — 16,904 shares; and current directors and executive officers as a group — 202,550 shares. Individuals have no investment power over unvested shares of restricted common stock.

(5)	Includes options exercisable for common shares: Mr. Meyer — 50,000 shares; Mr. Biggs — 75,000 shares; and current directors and executive officers as a group — 165,000 shares.

(6)

Includes restricted stock units which are settled in common shares that a recipient could receive within 60 days of March 4, 2010: Mr. Biggs — 4,780 units; Mr. Bishop — 2,618 units; Mr. Gallaher — 6,327 units; Ms. Graham — 4,780 units; Mr. Harder — 6,712 units; Gen. Lyles — 6,712 units; Ms. Morris — 3,984 units; Dr. Sifferlen — 6,712 units; and current directors and executive officers as a group — 42,625 units. These individuals have no voting or investment power over their restricted stock units.

(7)

Includes restricted stock units held under a master trust for non-employee directors under the 1991 Amended Directors’ Deferred Compensation Plan.  These restricted stock units are settled in common shares upon the person ceasing to be a non-employee director of the Company:  Mr. Biggs — 3,056 units; Mr. Bishop — 36,982 units; Ms. Graham — 4,269 units; Mr. Harder — 7,311 units; Gen. Lyles — 7,597 units; Dr. Sifferlen — 21,163 units; and current directors and executive officers as a group — 80,378 units.  These individuals have no voting or investment power over their restricted stock units.

(8)

Includes shares jointly held with spouse (Mr. Gallaher — 2,239 shares; Dr. Sifferlen — 3,300 shares; and current directors and executive officers as a group — 7,239 shares) or shares held by a trust under which the individual and his or her spouse share voting power and investment power (Ms. Morris — 15,000 shares and current directors and executive officers as a group — 16,346 shares).

(9)

This group of 19 persons includes all current directors and executive officers listed under “Information About the Director Nominees, the Continuing Directors and the Executive Officers” below. Includes 3,145 shares allocated to the spouse of an executive officer under the Employee Qualified Plans.

CORPORATE GOVERNANCE

Board of Directors

While our Regulations provide that the authorized size of our Board is set at ten directors, the number of authorized directors may be decreased to nine directors or increased to twelve directors by either the affirmative vote of two-thirds of the shareholders at a meeting of shareholders called for that purpose and for the purpose of electing directors or by the affirmative vote of a majority of the number of authorized directors.  The Board reduced the authorized size of the Board of Directors to nine members at its February 20, 2007 meeting.  The Board is divided into three classes.  The term of each directorship is three years, and the terms of the three classes are staggered in a manner so that only one class is elected by the shareholders annually.  Our Board also serves as the board of directors for our principal subsidiary, The Dayton Power and Light Company (“DP&L”).

Our Regulations permit our Board to elect a Chairman of the Board and require it to elect a President of the Company.  Both the Chairman and the President must be chosen from among the directors and the Board must designate either the Chairman or the President to serve as the Chief Executive Officer.  The Board does not have a policy on whether the role of the Chairman and the Chief Executive Officer should be separate.  Although our Regulations permit these positions to be held by the same person, our Board currently separates these roles and has elected Glenn E. Harder as Chairman and Paul M. Barbas as President and Chief Executive Officer.  Our Board has separated the positions of Chairman and Chief Executive Officer at this time to allow Mr. Harder and Mr. Barbas to focus on the different responsibilities of each position.  Mr. Harder as Chairman, among other things, leads and guides the Board in reviewing and deciding matters which exert major influence on the manner in which the Company’s business is conducted, oversees and evaluates the performance of senior management and acts in a general advisory capacity to Mr. Barbas in all matters concerning the interests and management of the Company.  By contrast, Mr. Barbas as Chief Executive Officer is responsible for, among other things, managing the day-to-day operations of the Company, acting as the primary Company spokesperson and formulating strategy for the Company, subject to the Board’s approval.

During 2009, the Board held 11 meetings.   Each of our current directors attended 75% or more of the regular and special Board and Board committee meetings on which such director served.  The Board encourages all directors to attend our Annual Meeting of Shareholders.  All of our directors attended our 2009 Annual Meeting of Shareholders on April 29, 2009.

Independence

The Board uses the independence standards set forth in Section 303A.02 of the listing standards of the New York Stock Exchange (the “NYSE”) for determining the independence of its members.  In applying these standards, the Board considers commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others, in assessing the independence of the Company’s directors.

Our current directors include Paul M. Barbas; Robert D. Biggs; Paul R. Bishop; Frank F. Gallaher; Barbara S. Graham; Glenn E. Harder; General Lester L. Lyles (Retired); Pamela B. Morris; and Dr. Ned J. Sifferlen.  The Board has affirmatively determined that, presently, all of our current directors, other than Paul M. Barbas, our President and Chief Executive Officer, are independent pursuant to the NYSE listing standards referenced above.

In assessing the independence of our directors, the Board considered the following relationships and determined that these relationships did not preclude its findings of independence under the independence standards set forth in Section 303A.02 of the NYSE listing standards.

•                  Mr. Biggs served as our Executive Chairman from May 2004 to June 2006.  Mr. Biggs also served as the Managing Partner of the accounting firm PricewaterhouseCoopers LLP until October 1999, and this firm provides internal auditing services to DPL and DP&L.

•                  Mr. Gallaher’s son is employed by a large national company that provides telephone and other services to DPL and DP&L.

•                  Ms. Graham owns an interest in a company that has entered into a license agreement with DP&L.

•                  General Lyles (Retired) previously served as an advisor to a company that provides accounting services to DP&L and as a trustee of an educational institution that is one of our largest customers that receives DP&L tariffed electric service.

•                  Ms. Morris serves as President and Chief Executive Officer of CareSource Management Group Co. and in similar capacities for its affiliated companies.  Some of these companies are within DP&L’s service area and receive tariffed electric service from DP&L.  One of these companies has entered into a specific contract with a subsidiary of DPL for retail electric service.  Ms. Morris also serves on the board of the United Way of Greater Dayton, an organization to which we make charitable contributions.

•                  Ms. Morris and Dr. Sifferlen currently serve on the boards of various local non-profit organizations that receive DP&L tariffed electric service.

Additional information about all of our current directors is located starting on page 16 of this Proxy Statement.

Executive Sessions

In accordance with NYSE listing standards, our non-management directors meet regularly without management present.  Since July 2006, Glenn E. Harder, the Chairman of the Board, has presided over all Board executive sessions.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines that, along with the charters of the Board committees, provide the framework for our governance.  The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines from time to time and for recommending any changes to the Board for approval.  The Corporate Governance Guidelines are available on our website at www.dplinc.com in the “Investors” section.

Board Committees

The Board has established the following committees:  Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.  Each committee has its own charter.  The Board may, from time to time, establish or maintain additional committees as it deems necessary or appropriate.

The membership of the existing Board committees and the functions of each Board committee are described below.

Director	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Paul M. Barbas
Robert D. Biggs
Paul R. Bishop		X	X*
Frank F. Gallaher	X	X
Barbara S. Graham	X****		X**
Glenn E. Harder	X***		X
General Lester L. Lyles (Retired)		X**	X
Pamela B. Morris		X	X
Dr. Ned J. Sifferlen	X	X*

*Chair

**Vice Chair

***Audit Committee Financial Expert and Chair

****Audit Committee Financial Expert and Vice Chair

Audit Committee

The Audit Committee oversees our auditing, accounting, financial reporting, legal and regulatory compliance and disclosure and internal control functions, appoints and oversees our independent public accounting firm and approves its services.  The Audit Committee ensures that the independent public accountants have the freedom, cooperation and opportunity necessary to accomplish their functions and that appropriate action is taken on the recommendations of the independent public accountants.

The Audit Committee also oversees the Company’s risk management practices and assists our Board in fulfilling its oversight responsibilities in this area, and the Audit Committee’s charter was amended in 2009 to reflect these risk oversight responsibilities.  Our Chief Financial Officer manages the Company’s enterprise risk management function and risk management practices on a day-to-day basis and reports directly to our Chief Executive Officer.  Our Chief Executive Officer, and at his request our Chief Financial Officer and other management, report on the Company’s risk management to the Audit Committee, which in turn reports to the full Board.  Risk oversight by the Audit Committee includes:

•                  Reviewing the Company’s Enterprise Risk Management Policy and Commodity Risk Management Policy;

•                  Reviewing with management the plans, activities, staffing and organization of the Company’s enterprise risk management function and those areas of the Company that utilize or implement the Commodity Risk Management Policy;

•                  In consultation with the Company’s independent auditors and internal audit group, periodically reviewing the integrity and quality of the Company’s risk management processes and discussing significant risk exposure and the steps management has taken to monitor, control, mitigate and report such exposures; and

•                  With assistance from our Compensation Committee, assessing the risks identified within the Company’s executive compensation program.

At the request of the Audit Committee, Company management reviewed our 2009 executive officer compensation program to assess the program’s risks and reported its results to the Audit Committee.  This risk assessment is discussed starting on page 40 in the “Compensation Discussion and Analysis” section of this Proxy Statement.  While the Audit Committee did not request that Company management conduct a formal risk assessment of all of the Company’s employee compensation policies and practices, the Company has determined that risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and currently consists of the following independent directors:  Glenn E. Harder, Chair; Barbara S. Graham, Vice Chair; Frank F. Gallaher; and Dr. Ned J. Sifferlen.  The Board has determined that each member of the Audit Committee meets the independence requirements contained in the NYSE listing standards and Rule 10A-3(b)(1) of the Exchange Act, and is financially literate as defined in the NYSE listing standards.  In addition, the Board has determined that Mr. Harder and Ms. Graham qualify as “audit committee financial experts” within the meaning of SEC regulations as both have accounting or related financial management experience under applicable NYSE listing standards.  The Audit Committee is permitted to form one or more subcommittees to carry out any of its duties and responsibilities.  Such subcommittees must be composed only of “independent” directors as determined under NYSE listing standards and the Exchange Act.  There are no subcommittees of the Audit Committee existing at this time.  A current copy of the Audit Committee charter, which describes all of the Audit Committee’s responsibilities, is posted on our website at www.dplinc.com in the “Investors” section.

During 2009, the Audit Committee met on seven occasions.  The Report of the Audit Committee appears on pages 63 and 64.

Compensation Committee

The Compensation Committee is responsible for reviewing and approving annual and long-term corporate goals and objectives relevant to the compensation of our executive officers, and for approving and recommending to the Board executive officer compensation opportunities.  It also annually evaluates the performance of the Chief Executive Officer and other executives in light of approved goals and objectives.  The Chief Executive Officer assists the Compensation Committee by recommending to it the goals, objectives and compensation for all executive officers, except himself, and responds to requests for information from the Compensation Committee.  Other management personnel, including our senior Human Resources executive, may also provide advice and counsel to the Compensation Committee and to our Chief Executive Officer on compensation matters from time to time.  However, no officer has a role in approving his or her own compensation.  The Compensation Committee also assists the Nominating and Corporate Governance Committee in periodically reviewing the compensation of our directors and recommending changes in such compensation to our Board.  The Compensation Committee’s charter describes all of the Compensation Committee’s responsibilities.

The Compensation Committee’s charter was amended in February 2010 to reflect the Compensation Committee’s responsibility in assisting the Audit Committee in evaluating compensation plans for risk, as noted above.   The charter was further amended to include a set of compensation principles that are intended to balance appropriate risk-taking with incenting the right behaviors to drive short and log-term business performance and business strategies.  A current copy of the Compensation Committee’s charter, as amended, is posted on our website at www.dplinc.com in the “Investors” section.

The Compensation Committee is permitted to form one or more subcommittees to carry out any of its duties and responsibilities.  Such subcommittees must be composed only of “independent” directors as determined under NYSE listing standards.  There are no subcommittees of the Compensation Committee existing at this time.  The Compensation Committee is also empowered to obtain the advice and assistance of external legal, accounting, financial or other advisors in connection with determining or recommending executive and director compensation.

The Compensation Committee directly engaged the compensation consulting firm Towers Perrin to assist the Compensation Committee in evaluating executive compensation for 2009.  The contract with Towers Perrin is exclusively with the Compensation Committee, which has the sole authority to approve the firm’s fees and the terms of the contract.  The Compensation Committee has a policy on compensation consultant independence.  Under this policy, executive compensation services requested of Towers Perrin by management or a Compensation Committee member must be approved by the Chairman of the Compensation Committee or the Compensation Committee as a whole.  Any other services requested of Towers Perrin by management or the Board must be approved by the Chairman of the Board or the Board as a whole.

In connection with its retention of Towers Perrin, the Compensation Committee reviewed the following two relationships involving the Company and Towers Perrin.  In November 2008, Mr. John J. Gillen resigned as the Company’s Senior Vice President, Chief Financial Officer and Treasurer and was hired by Towers Perrin as Global Finance Director.  Towers Perrin previously confirmed to us that Mr. Gillen will not provide any services to our Company and his compensation will not be tied to the type or amount of services that Towers Perrin provides to our Company.  Towers Perrin has provided, and continues to provide, workers’ compensation actuarial liability pricing services for Miami Valley Insurance Company, a subsidiary of our Company, that are unrelated to the compensation consulting services that Towers Perrin provides our Company.  These pricing services were recommended by Company management and approved by the Chairman of our Board.  After reviewing these relationships, the Compensation Committee determined that neither of these relationships posed any actual or potential conflict of interest with the compensation consulting services that Towers Perrin provides to our Company.

In addition to the workers’ compensation actuarial liability pricing services noted above, Company management also requested that Towers Perrin provide, and Towers Perrin provided to management, the following other services:  assistance with the Company’s proxy statement for its annual meeting of shareholders; valuation services for awards under the Company’s long-term incentive plan; and compensation plan training for our Company’s human resources employees.  These other services were approved by the Chairman of our Board.

In connection with determining 2009 executive officer compensation, the Compensation Committee instructed Towers Perrin to provide, and Towers Perrin provided to the Compensation Committee, market compensation data and analyses concerning executive officer compensation levels and plan design;  tally sheets and wealth accumulation analysis; career progression plan development information; information on current compensation trends, regulatory issues and developments and risks assessment processes; executive officer share ownership analysis; and calculations regarding the number of performance shares earned by Company officers pursuant to the terms of the Company’s long-term incentive plan.

The Compensation Committee is currently comprised of the following independent directors:  Paul R. Bishop, Chair; Barbara S. Graham, Vice Chair; Glenn E. Harder; General Lester L. Lyles (Retired); and Pamela B. Morris.  Our Board has determined that each member of the Compensation Committee meets the independence requirements under NYSE listing standards, qualifies as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and qualifies as a “non-employee director” for purposes of the SEC’s Section 16 rules.  No member of the Compensation Committee serves, or has served, as an officer or employee of the Company or otherwise has any interlocking relationship with the Company, nor has any interlocking relationship existed in the past.

The Compensation Committee met on ten occasions during 2009.  The Compensation Committee Report on Executive Compensation appears on page 41.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and procedures that are intended to enable the Board to meet its fiduciary obligations to the Company and our shareholders.  Among its duties, the Nominating and Corporate Governance Committee identifies and recommends to the Board nominees for directors, including nominees recommended by shareholders and the qualification criteria for directors, oversees evaluation of the Board and management, provides input on setting goals and developing strategies to achieve employee diversity and reviews and evaluates the implementation of these strategies.

The Nominating and Corporate Governance Committee also develops and oversees the implementation of corporate governance policies, annually assesses and makes recommendations to the Board regarding Board structure and shareholder protections, annually reviews the Board’s responsibilities to consider whether any policy revisions are appropriate, reviews compliance with our director share ownership guidelines and assists the Compensation Committee by evaluating our Chief Executive Officer.  During intervals between Board meetings, the Nominating and Corporate Governance Committee exercises all of the powers of the Board, except as provided in the Nominating and Corporate Governance Committee’s Charter.  A copy of our Nominating and Corporate Governance Charter, which describes all of the Nominating and Corporate Governance Committee’s responsibilities, is posted on our website at www.dplinc.com in the “Investors” section.

The Nominating and Corporate Governance Committee currently consists of the following independent directors:  Dr. Ned J. Sifferlen, Chair; General Lester L. Lyles (Retired), Vice Chair; Paul R. Bishop; Frank F.  Gallaher; and Pamela B. Morris.  The Nominating and Corporate Governance Committee met on five occasions during 2009.

Shareholder Communications

Shareholders and other interested persons may contact the non-management or independent directors individually or as a group by writing to such director(s) at DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.  Shareholders may also send communications to one or more members of the Board by writing to such director(s) or to the whole Board at that same address.  The Corporate Secretary delivers all such communications to the Chairman of the Board of Directors.

Code of Business Conduct and Ethics

All directors, officers, and employees are expected to act ethically at all times and in accordance with our Code of Business Conduct and Ethics.  This Code satisfies the definition of “code of ethics” pursuant to the rules and regulations of the SEC and complies with the requirements of the NYSE.  Our

Code of Business Conduct and Ethics is posted on our website at www.dplinc.com in the “Investors” section.

Any changes or waivers to the Code of Business Conduct and Ethics for our officers or directors may only be made by the Board or a committee of the Board and must be disclosed promptly to shareholders.   We intend to disclose any such changes or waivers to the Code of Business Conduct and Ethics on our website at www.dplinc.com in the “Investors” section.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers to file reports with the SEC of their ownership and changes of ownership of our securities.  We believe that during 2009, all Section 16(a) filing requirements applicable to our directors and executive officers were timely met, except that:  (i) a Form 4 was filed late for each of our non-employee directors (Robert D. Biggs, Paul R. Bishop, Frank F. Gallaher, Barbara S. Graham, Glenn E. Harder, General Lester L. Lyles (Retired), Pamela B. Morris and Dr. Ned J. Sifferlen) in connection with our granting 2,502 restricted stock units to each of them on April 29, 2009, as part of their annual Board compensation; (ii) a Form 4 was filed late for Pamela B. Morris in connection with the purchase of 5,000 shares of DPL common stock on May 14, 2009, by her and her spouse’s family trust; and (iii) a Form 4 was filed late for Daniel J. McCabe, Senior Vice President and Chief Administrative Officer, in connection with his purchase of approximately 801 shares of DPL common stock on November 4, 2009, as part of a reallocation of his 401(k) account under the DP&L Employee Savings Plan.

COMPENSATION OF DIRECTORS

Pursuant to the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee, in consultation with the Compensation Committee, is responsible for recommending the compensation program for directors.  A director who is also an employee of the Company does not receive additional compensation for service as a director.  The following table shows the compensation program for non-employee directors for 2009.  This director compensation program has been in place since 2007.

Annual Board Cash Retainer (for service on our Board and the DP&L Board)	$54,000

Annual Board Equity Retainer (paid in restricted stock units of DPL Inc.)	$54,000

Chairman of the Board Annual Cash Retainer	$125,000

Committee Chair Annual Cash Retainer	$10,000

Board Meeting and Committee Meeting Cash Fees (per in-person meeting)	$1,500

Board Meeting and Committee Meeting Cash Fees (per telephonic meeting)	$750

The following table sets forth compensation earned by non-employee directors of the Board during the fiscal year ending December 31, 2009.  Mr. Barbas, who serves as a director and our President and Chief Executive Officer, did not receive additional compensation for his services as a director.  All of the directors named below are currently serving on the Board.

Director Compensation — 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Paul M. Barbas	N/A	N/A	N/A	N/A	N/A
Robert D. Biggs	$66,000	$56,520	$0	$4,737	$127,257
Paul R. Bishop	$97,000	$56,520	$0	$4,351	$157,871
Frank F. Gallaher	$84,000	$56,520	$0	$3,887	$144,407
Barbara S. Graham	$88,500	$56,520	$0	$4,737	$149,757
Glenn E. Harder	$223,500	$56,520	$0	$5,399	$285,419
General Lester L. Lyles (Retired)	$81,750	$56,520	$0	$4,928	$143,198
Pamela B. Morris	$87,000	$56,520	$0	$5,575	$149,095
Dr. Ned J. Sifferlen	$94,000	$56,520	$0	$4,737	$155,257

(1)

Represents the grant date fair market value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), of $56,520 for the 2,502 restricted stock units granted to each non-employee director on April 29, 2009, as part of the 2009 annual Board retainer. The number of restricted stock units granted to each non-employee director on April 29, 2009 was computed by dividing the value of the current annual Board equity retainer of $54,000 by $21.58, which was the average closing market price of the Company’s common stock over the 180-day period preceding the grant date of April 29, 2009. The grant date fair value reported in the table for each non-employee director was computed by multiplying the 2,502 restricted stock units granted to the director by the closing market price of the Company’s common stock on April 28, 2009, the date immediately preceding the grant date, of $22.59 per share.

(2)

The aggregate number of stock awards outstanding as of December 31, 2009 for each non-employee director was 2,589, which consisted of the restricted stock units awarded to the director as part of the 2009 Board retainer and dividends declared and paid on those restricted stock units that were reinvested as additional restricted stock units.

(3)

No options were awarded to directors in 2009. Of all the non-employee directors, only Mr. Biggs had option awards (for 75,000 Company common shares) that were awarded prior to 2009 and were outstanding as of December 31, 2009.

(4)

The amounts shown include: (i) perquisites and personal benefits, (ii) amounts reimbursed for the payment of taxes, (iii) charitable matching program payments and (iv) dividends paid on stock awards of restricted stock units that were not factored into the grant date fair value of the stock awards. The amount of each of these four categories of All Other Compensation for each non-employee director was less than $10,000. Of the total amounts shown, the non-employee directors received the following amounts for reimbursement of taxes: Mr. Biggs — $0; Mr. Bishop — $202; Mr. Gallaher - $1,143; Ms. Graham — $0; Mr. Harder - $2,497; Gen. Lyles — $1,201; Ms. Morris - $1,942; and Dr. Sifferlen — $0. The total amounts shown for Mr. Biggs, Mr. Bishop, Ms. Graham, Ms. Morris and Dr. Sifferlen include the following charitable matching program payments pursuant to a Company charitable matching program available to all directors and employees under which the Company matches contributions to certain organizations up to $2,000 per year: Mr. Biggs - $2,000; Mr. Bishop - $1,000; Ms. Graham — $2,000; Ms. Morris - $1,000; and Dr. Sifferlen - $2,000.

Restricted stock units issued to directors in connection with the Company’s current director compensation program are issued under the Company’s Equity Performance and Incentive Plan and governed by individual award agreements.  The number of restricted stock units awarded to each director is computed by dividing the cash value of the annual Board equity retainer by the average closing market price of the Company’s common stock over the 180-day period preceding the grant date.  Generally, restricted stock units are awarded on the date of the Company’s annual meeting of shareholders and vest on April 15 of the following year.  If a director’s service on the Board is terminated due to death or disability, or if a change in control of the Company occurs, the restricted stock units vest immediately.  A director that ceases to be a Board member for any other reason before the vesting date is entitled to a pro-rated portion of his or her restricted stock units.  Restricted stock units are settled in Company common stock.  Any unvested portion of restricted stock units is forfeited.  Restricted stock units do not have voting rights.  Dividend equivalents are earned on restricted stock units as declared and paid and are reinvested in additional restricted stock units.  Each director has the right to defer all or a portion of his or her restricted stock units upon vesting.  Directors who have deferred restricted stock units are entitled to receive Company common stock upon their retirement or resignation from the Board.  Payments are made at the election of the director in a lump sum (mandatory for account balances less than $100,000) or in annual installments over a period of up to five years.

The Company maintains the 2006 Deferred Compensation Plan for Non-Employee Directors, which generally enables directors to defer all or a portion of their director cash fees earned in a particular year.  If a director elects to defer any amount, such deferred amounts are included as compensation for purposes of the Director Compensation Table, but are not considered compensation for tax purposes in the year earned.  Deferred compensation plan account balances accrue earnings based on investment options selected by the director, which include units of certain publicly traded mutual funds.  DPL common stock and restricted stock units are not investment options under this plan.  Deferred compensation plan account balances are paid in cash generally following retirement or resignation from the Board, in a lump sum or in annual installments over a period of up to five years as determined by the director’s deferral election form.

To ensure that non-employee directors’ financial interests are aligned with the long-term interests of the Company and its shareholders, pursuant to our Corporate Governance Guidelines, each non-employee director is expected to hold a minimum of five times the amount of his or her annual equity Board compensation in Company common stock.   Each non-employee director is given five years to acquire this level of stock ownership and individual circumstances impacting compliance with this policy will be considered. The guidelines do not include any repercussions for not satisfying stock ownership levels.  As of the March 4, 2010 date used to measure director ownership of Company securities reflected on page 4 of this Proxy Statement, each non-employee director had either satisfied these ownership guidelines or had time remaining to do so.  The average stock price of Company common stock during the prior 12 months is used to determine satisfaction of the guidelines.

NOMINATION PROCESS

Role of the Nominating and Corporate Governance Committee

We have established a set of Corporate Governance Guidelines, which includes qualification criteria the Nominating and Corporate Governance Committee uses to identify individuals it believes are qualified to become directors.  Our Corporate Governance Guidelines are available on our website at www.dplinc.com.  In making recommendations of nominees pursuant to the Corporate Governance Guidelines, the Nominating and Corporate Governance Committee takes into consideration factors it deems appropriate, including the potential candidate’s character and other personal attributes, education, experience, knowledge and skills, the composition and needs of the Board and whether the candidate is “independent” as determined under the listing standards of the NYSE and the requirements of the Exchange Act.  Our directors must be ethical individuals of proven judgment and competence.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity.  However, as noted in the Corporate Governance Guidelines, the committee and Board seek a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and our shareholders, and believe that it is essential that Board members have a diversity of experience, expertise, viewpoints, skills and specialized knowledge.  A candidate’s professional and personal background should enable him or her to acquire the knowledge and insight necessary to effectively fulfill the duties of a director.  In evaluating a candidate, the Nominating and Corporate Governance Committee considers the extent of an individual’s leadership experience in business and administrative activities; expertise in the industries in which we operate; his or her integrity; his or her ability to bring a desired range of skills, diverse perspectives and experience to the Board; and whether he or she has the requisite time available for service as a Board member and is capable of serving the interests of shareholders.  In assessing whether a candidate has the appropriate time to devote to Board service, the Nominating and Corporate Governance Committee will consider the number of boards of directors on which such candidate already serves.  The Nominating and Corporate Governance Committee uses the same process to evaluate all candidates, whether they are recommended by us or by our shareholders.

The Nominating and Corporate Governance Committee may retain a director search firm to help identify director candidates.  Although the committee has retained a director search firm in the past, it did not retain a search firm for purposes of the election of directors to which this Proxy Statement relates.  Our Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively, which includes an assessment of its director nominee procedures and practices.  The Nominating and Corporate Governance Committee also conducts its own annual self-evaluation and assesses the Board to determine whether it and the Board are functioning effectively in these areas.

Candidates Proposed by Shareholders for Consideration

The Nominating and Corporate Governance Committee has a policy to consider recommendations for director candidates submitted by shareholders.  A shareholder recommending an individual for consideration by the Nominating and Corporate Governance Committee must provide: (i) evidence in accordance with the provisions of Regulation 14a-8 under the Exchange Act of compliance with the shareholder eligibility requirements and (ii) all information regarding the candidate(s) that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board including, without limitation, name, age, business and residence addresses, principal occupation or employment, and stock ownership.  Shareholders should send the required information to DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.

In order for a recommendation to be considered by the Nominating and Corporate Governance Committee for the 2011 Annual Meeting of Shareholders, the Corporate Secretary must receive the recommendation no later than the close of business local time on November 12, 2010.  Such recommendations must be sent via registered, certified or express mail (or other means that allows the shareholder to determine when the recommendation was received by us).  Upon receipt of a properly submitted shareholder recommendation, the Corporate Secretary will send to the proposed nominee a Director Nominee Biographical Data questionnaire for completion.  The Corporate Secretary will then send any shareholder recommendations, along with the completed Director Nominee Biographical Data questionnaire(s), to the Nominating and Corporate Governance Committee for consideration at a future Nominating and Corporate Governance Committee meeting.  Individuals recommended by shareholders in accordance with these procedures will receive the same consideration as other individuals evaluated by the Nominating and Corporate Governance Committee.

In addition, our Regulations permit shareholders the opportunity to nominate directors at an annual meeting of shareholders or at a special meeting at which directors are to be elected in accordance with the notice of the meeting.  Shareholders intending to nominate a person for election as a director must comply with the requirements set forth in our Regulations, which were filed with the SEC as Exhibit 3(b) to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, are available at our website at www.dplinc.com and can also be obtained, without charge, upon written request to our Corporate Secretary, whose address is DPL Inc., c/o Corporate Secretary, 1065 Woodman Drive, Dayton, Ohio 45432.  The Regulations require that we receive written notification from the record shareholder containing the information described in the second preceding paragraph above and any other information required by the Regulations no later than the close of business 50 days prior to the meeting.  If, however, less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, the shareholder must send the notice to us no later than the tenth business day after notice of the meeting date is made.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Regulations divide the Board into three classes, with the members of each class serving staggered three-year terms.  The Board currently consists of nine members.  The terms of Robert D. Biggs, Pamela B. Morris and Dr. Ned. J. Sifferlen expire this year.

The Board of Directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has unanimously nominated each of Mr. Biggs, Ms. Morris and Dr. Sifferlen for election to a term of three years expiring at the 2013 Annual Meeting of Shareholders or until his or her successor has been duly elected and qualified.  Each of Mr. Biggs, Ms. Morris and Dr. Sifferlen has consented to be named as a director nominee and to serve as a director if elected.  Should any nominee become unable to accept nomination or election, the Proxy Committee will vote for the election of such other person as a director as the Board may recommend in place of such nominee.  Management does not anticipate that such an event will occur.

Information About the Director Nominees, the Continuing Directors and the Executive Officers

Set forth on the next three pages are the names, ages and backgrounds of all current directors, including the three director nominees, as well as the specific experiences, qualifications, attributes and skills that led the Board to conclude that these individuals should continue serving as directors of the Company at this time.

DIRECTOR CLASS OF 2010

ROBERT D. BIGGS

Age 67.  Director of DPL and DP&L since 2004; Executive Chairman, DPL and DP&L from May 2004 to June 2006.  Retired Managing Partner, PricewaterhouseCoopers LLP, Indianapolis, Indiana (a services firm), since October 1999; Managing Partner, PricewaterhouseCoopers LLP, from July 1992 to October 1999.

Mr. Biggs served as the Managing Partner of one of the largest national auditing firms with responsibility for planning and directing the numerous operations of its business.  He also was an audit partner at this firm overseeing the auditing of financial statements of other publicly held corporations.  Mr. Biggs is a Certified Public Accountant with extensive finance knowledge.  Serving as a director of DPL for over five years (including as Executive Chairman for over two of those years), Mr. Biggs has in-depth knowledge of DPL’s organization and operations, and brings extensive experience in financial and auditing matters, as well as strong leadership skills, to the Board.

PAMELA B. MORRIS

Age 61.  Director of DPL and DP&L since 2008.  President and Chief Executive Officer of CareSource Management Group Co., Dayton, Ohio (a healthcare management company) since April 1999.  President and Chief Executive Officer of CareSource, Dayton, Ohio (a healthcare company) since January 1986.  Ms. Morris also serves on the Board of Directors of each of the CareSource family companies.  Ms. Morris serves on the Boards of Trustees of United Way of Greater Dayton, Hospice of Dayton, Inc. and Downtown Dayton Partnership, and is also a Member of the Dayton Business Committee and the City of Dayton Mayor’s Council on Economic Development.

Ms. Morris founded and has served for over 24 years as the President and Chief Executive Officer of a Dayton, Ohio healthcare organization that, like DPL, is subject to extensive state and federal regulation, which enables her to lend insight into the nature of our regulated business.   She chairs this organization’s enterprise risk management committee and brings extensive experience in risk management matters to the Board, as well as relevant experience in human resources, workforce training and development and employee engagement matters.  Ms. Morris serves on the board of each of her healthcare organization’s subsidiary companies and also serves as a trustee and member of various local charities and other organizations and brings strong leadership skills to the Board.

DR. NED J. SIFFERLEN, Ph.D.

Age 68.  Director of DPL and DP&L since 2004. President Emeritus, Sinclair Community College since September 2003; President, Sinclair Community College from September 1997 to August 2003.  Dr. Sifferlen is a Director of Premier Health Partners; Chair of Good Samaritan Hospital; and Chair of the Dayton Montgomery County Scholarship Program.

Dr. Sifferlen has strong leadership skills, having served in various executive management positions at Sinclair

Community College in Dayton, Ohio, including as President and Chief Executive Officer, Provost and Chief Operating Officer, Dean of Business and Vice President of Administration.  Dr. Sifferlen holds advanced degrees in education and taught college accounting for six years.  He has served, and continues to serve, on various not-for-profit boards in the Dayton, Ohio area and provides the Board with extensive experience and knowledge in corporate governance and audit committee matters.  Dr. Sifferlen has served as a director of DPL for over five years and brings in-depth knowledge of DPL’s organization and operations to the Board.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE THREE DIRECTOR NOMINEES NAMED ABOVE.

DIRECTOR CLASS OF 2011

PAUL M. BARBAS

Age 53.  Director of DPL and DP&L since October 2006; President and Chief Executive Officer of DPL and DP&L since October 2006.  Executive Vice President and Chief Operating Officer of Chesapeake Utilities Corporation (a diversified utility company) from December 2005 to September 2006;  Executive Vice President of Chesapeake Utilities Corporation from December 2004 to December 2005; President of Chesapeake Service Company and Vice President of Chesapeake Utilities Corporation from August 2003 to December 2004; Executive Vice President of Allegheny Power (an energy company) from July 2001 to August 2003; and

President of Allegheny Ventures from 1999 to 2001.  Prior to 1999, Mr. Barbas held a variety of executive positions within GE Capital.  Mr. Barbas serves as an Executive Committee Member of The Dayton Development Coalition, Chairman of the Montgomery County, Ohio Workforce Investment Board and Board Member of the Edison Electric Institute.

Mr. Barbas brings a tremendous knowledge of our Company to the Board, having been the President and Chief Executive Officer, and a director, of DPL for over three years and having managed the day-to-day operations of our business. Mr. Barbas has developed key relationships with all members of our Board and executive management, which provide the Board with the benefits of management’s business perspectives. Mr. Barbas has extensive utility, management and oversight experience, having served in executive management positions with various utility and other companies prior to joining DPL.   Mr. Barbas is active in the Dayton, Ohio community, serves on the boards of local organizations and brings strong leadership skills to the Board.

BARBARA S. GRAHAM

Age 61.  Director of DPL and DP&L since 2005. Partner, Graham & Company (a financial consulting firm) since July 2003; Senior Vice President, Pepco Holdings, Inc. (utility holding company) from June 2002 to July 2003; Senior Vice President of Shared Services and Chief Information Officer, Conectiv (electric and gas utility) from January 1999 to June 2002; Senior Vice President, Conectiv from March 1998 to January 1999; Chief Financial Officer, Conectiv from 1995 to 1998.  Ms. Graham is a Director of O.P. Schuman & Sons, Inc. and a Director and Executive Committee Member of Swingin’ With A Star (a non-profit organization).

Ms. Graham has over 20 years of experience in audit, tax and financial positions, including serving in executive management positions at various utility companies for 15 years and working for a top national auditing firm for 12 years.  She is a Certified Public Accountant and through her training and experiences has acquired extensive experience in financial matters and in overseeing business matters for public companies.   Having served as a director of DPL for over four years and currently serving as one of our two audit committee financial experts, Ms. Graham has in-depth knowledge of DPL’s organization and operations and provides the Board with expertise in the areas of finance and accounting, as well as strong leadership skills.

GLENN E. HARDER

Age 59.  Director of DPL and DP&L since 2004; Chairman since July 1, 2006.  President of GEH Advisory Services, LLC (a business consulting firm) since October 2002; Executive Leader, Business Services of Baptist State Convention of North Carolina (the largest non-profit organization in North Carolina, involving over 4,000 churches and over one million members) from February 2004 to April 2006; Executive Vice President and Chief Financial Officer of Coventor, Inc. (a software company) from May 2000 through October 2002; Executive Vice President and Chief Financial Officer of Carolina Power and Light from October 1994 through

March 2000.  Prior to that, Mr. Harder held a variety of financial positions during his 16 years with Entergy Corporation, including Vice President of Financial Strategies, Vice President of Accounting and Treasurer.

Mr. Harder has worked for over 26 years in the utility industry in various financial and accounting oversight roles, including as Executive Vice President and Chief Financial Officer of a public utility company.  Mr. Harder holds an advanced business degree (with an emphasis on accounting and finance) and practiced as a licensed Certified Public Accountant for approximately 10 years.  Mr. Harder has served as a director of DPL for over five years and has led and guided the Board as Chairman for approximately the last three of those years.  Mr. Harder chairs our Audit Committee and also serves as one of our two audit committee financial experts.  Through these roles, Mr. Harder has developed extensive knowledge of, and experience in, the organization and operations of DPL.  Mr. Harder provides the Board with expertise in financial and accounting matters, as well as strong leadership skills.

DIRECTOR CLASS OF 2012

PAUL R. BISHOP

Age 66.  Director of DPL and DP&L since 2003.  Chairman and Chief Executive Officer, H-P Products, Inc., Louisville, Ohio (manufacturer of central vacuum, VACUFLO, and fabricated tubing and fittings for industry) since July 2000; President, H-P Products, Inc. from March 1976 to July 2000.  Mr. Bishop is a Director of H-P Products, Inc. and Hawk Corporation, a Trustee of the Aultman Health Foundation and a Trustee Emeritus of Mt. Union College Board.

Mr. Bishop brings strong leadership skills to the Board, having served in top executive positions and overseen the operations at H-P Products, Inc. for 34 years, including over nine years as the Chairman and Chief Executive Officer.  He has served on the boards or in leadership roles of various other organizations, including those listed under his biography above and the Young President’s Organization, Stark Development Board and Greater Stark County United Way.  Mr. Bishop has served as a director of DPL for over six years (and most recently as Vice Chair) and brings extensive experience with the operations and affairs of DPL to the Board, including a strong understanding of executive compensation.

FRANK F. GALLAHER

Age 64.  Director of DPL and DP&L since August 2007.  Managing Member, Gallaher & Associates, LLC (a consulting firm) since September 2003; Mr. Gallaher retired in September 2003 from Entergy Corp. (an electric utility) after thirty-four years of service with varying executive management positions, including: Executive Vice President, Operations; President, Gulf States Utilities; Chief Utility Operating Officer; and President, Fossil Operations and Transmission.

Mr. Gallaher served in various executive management positions at another public utility and brings to the Board extensive experience in all areas of electric utility operations as a result of working for 34 years at that utility, including in the areas of generation, transmission, distribution, customer service, regulatory affairs and environmental compliance.  Mr. Gallaher holds advanced degrees in electrical engineering, business administration and law and is a registered professional engineer.  Mr. Gallaher provides financial expertise to the Board, including an understanding of accounting, financial management and financial statements.

GENERAL LESTER L. LYLES (RETIRED)

Age 63.  Director of DPL and DP&L since 2004.  Independent consultant since October 2003; Commander of Air Force Materiel Command from April 2000 to October 2003 and the 27th Vice Chief of Staff of the United States Air Force from 1999 to 2000.  General Lyles is a Director of General Dynamics Corporation, Precision Castparts Corp., Battelle Memorial Institute, USAA and KBR, Inc., a Managing Partner of Four Seasons Ventures, LLC and also serves on the President’s Intelligence Advisory Board.  General Lyles served as a director of MTC Technologies, Inc., as a public company, from October 2003 to June 2008.

General Lyles (Retired) has had a distinguished career in the United States Air Force, serving in various leadership positions that provided him with extensive experience in executive management, logistics and financial budgets.  Immediately prior to his retirement from the United States Air Force, he served for approximately three years as the top commander of Wright-Patterson Air Force Base, one of DPL’s largest customers.  General Lyles (Retired) serves on the boards of various other organizations and was recently appointed by President Obama to serve on the President’s Intelligence Advisory Board.  He has served as a director of DPL for over five years and provides the Board with valuable leadership and management experience.

EXECUTIVE OFFICERS

(who are not directors of the Company)

Set forth below are the names, ages, background and experience of our current executive officers who are not also Company directors.  Pursuant to our Regulations, executive officers are elected annually by the Board and hold office for one year or until their successors are chosen and qualified.

FREDERICK J. BOYLE

Age 52.  Senior Vice President, Chief Financial Officer and Treasurer, DPL and DP&L since May 2009; Senior Vice President, Chief Financial Officer, Treasurer and Controller, DPL and DP&L from December 2008 to May 2009; Vice President, Finance, Chief Accounting Officer and Controller, DPL and DP&L from June 2008 to November 2008; Vice President, Chief Accounting Officer and Controller, DPL and DP&L from July 2007 to June 2008; Vice President and Chief Accounting Officer, DPL and DP&L from June 2006 to July 2007; Vice President of Finance — Growth Markets, Direct Energy (an energy services company) from October 2005 to June 2006; Chief Financial Officer, Accent Energy (an energy services company) from January 2003 to September 2005; Vice President of Financial Services — Corporate Development, American Electric Power (an electric utility company) from 1999 to 2002.  Mr. Boyle serves on the Board of the United Way of Dayton and also is a member of the American Institute of Certified Public Accountants.  Mr. Boyle joined us in 2006.

KEVIN W. CRAWFORD

Age 47.  Vice President, Plant Operations, DPL and DP&L since February 2010; Vice President, Climate Change Initiatives, DPL and DP&L from October 2008 to February 2010; Vice President, Power Production, DP&L from July 2007 to October 2008; Director, Power Production, DP&L from June 2003 to July 2007.  Mr. Crawford has also served in various other supervisory positions with us since he joined DP&L in 1988.

SCOTT J. KELLY

Age 44.  Senior Vice President, DPL and DP&L since February 2010; Senior Vice President, Service Operations, DPL and DP&L from July 2007 to February 2010; Vice President, Service Operations, DPL and DP&L from March 2007 to July 2007 (oversight of all customer service operations); Director — Engineering and Business Development, DP&L from January 2002 to February 2007 (responsible for all functions of system and central dispatch operations, design engineering and major accounts).  In addition, Mr. Kelly has served in other supervisory positions since joining DP&L in 1994.  Mr. Kelly also serves as President of the DP&L Foundation, Board President of the Big Brothers and Big Sisters organization and a member of the University of Dayton’s Engineering Advisory Council.

TERESA F. MARRINAN

Age 48.  Senior Vice President, Commercial Operations, DPL and DP&L since February 2010; Vice President, Commercial Operations, DPL and DP&L from August 2007 to February 2010; Managing Director of Portfolio Management, DP&L from April 2007 to August 2007; Director of Portfolio Management, DP&L from September 2006 to April 2007; Head Trader, DP&L from October 2005 to September 2006; Risk Manager, DP&L from October 1997 to October 2005.  In addition, Ms. Marrinan has served in other supervisory positions since joining DP&L in 1984.  Ms. Marrinan also serves as the Board President of the Cox Arboretum Foundation.

DANIEL J. McCABE

Age 53.  Senior Vice President and Chief Administrative Officer, DPL and DP&L since February 2009; Senior Vice President, Human Resources and Administration, DPL and DP&L from July 2008 to February 2009; Senior Vice President, Human Resources, DPL and DP&L from July 2007 to July 2008; Vice President, Human Resources, DPL and DP&L from March 2007 to July 2007; Vice President, Global Managed Services Operations and Chief of Staff, Worldwide Customer Services, NCR Corporation (an information technology company) from April 2005 to March 2007; Vice President of Human Resources Global Service Delivery, NCR Corporation from January 2004 to April 2005; Vice President of Human Resources for the Financial Solutions Division, NCR Corporation from June 1999 to January 2004.  Mr. McCabe is a Member of University of Dayton’s Corporate Executive Council and Advisory Council for the School of Arts and Sciences.  Mr. McCabe also serves as a Director of the Boy Scouts of America — Miami Valley Council and the DP&L Foundation, and as a Trustee for the Dayton Area Chamber of Commerce.  Mr. McCabe joined us in 2007.

ARTHUR G. MEYER

Age 60.  Senior Vice President, Corporate and Regulatory Affairs, DPL and DP&L since July 2007; Vice President, Corporate and Regulatory Affairs, DPL and DP&L from January 2005 to July 2007; Vice President and Corporate Secretary, DPL and DP&L from August 2002 to December 2004; Vice President, Legal and Corporate Affairs, from November 1997 to August 2002.  Mr. Meyer is a Member of the Ohio Electric Utility Institute, Chairman of the Montgomery County Transportation Improvement District, a Director and the Treasurer of the Capitol Square Foundation and a Member of the Greater Dayton Public Television Citizen Advisory Committee.  Mr. Meyer joined DP&L in 1992.

JOSEPH W. MULPAS

Age 38.  Vice President, Controller and Chief Accounting Officer, DPL and DP&L since May 2009.  Mr. Mulpas held various positions with Deloitte & Touche LLP (an accounting firm) from June 1994 to April 2009, including Partner, Audit & Enterprise Risk Services, Senior Manager, Audit & Enterprise Risk Services and Senior Manager, Energy Resource Department.  Mr. Mulpas was also a Partner with Deloitte LLP (the parent company of Deloitte & Touche LLP and other subsidiaries) from September 2007 to April 2009.  Mr. Mulpas joined us in 2009.

BRYCE W. NICKEL

Age 53.  Vice President, Service Operations, DPL and DP&L since February 2010; Vice President, Transmission and Distribution Operations, DP&L from July 2007 to February 2010; Director, Reliability Operations, DP&L from December 2002 to July 2007.  In addition, Mr. Nickel has served in various other supervisory positions with us since joining DP&L in 1981.  Mr. Nickel also serves as a Trustee of Greater Dayton Public Television.

GARY G. STEPHENSON

Age 45.  Executive Vice President, Operations, DPL and DP&L since February 2010; Senior Vice President, Generation and Marketing, DPL and DP&L from July 2007 to February 2010; Vice President, Commercial Operations, DPL and DP&L from September 2004 to July 2007; Vice President, Commercial Operations, InterGen (a merchant energy company) from April 2002 to September 2004; Vice President, Portfolio Management, PG&E National Energy Group (successor to PG&E Energy Trading) from January 2000 to April 2002; Director, Portfolio Management, PG&E Energy Trading from January 1998 to December 1999.  Mr. Stephenson is a Director of the Ohio Valley Electric Corporation.  Mr. Stephenson joined us in 2004.

DOUGLAS C. TAYLOR

Age 48.  Senior Vice President, General Counsel and Corporate Development, DPL and DP&L since December 2008; Senior Vice President and General Counsel, DPL and DP&L from February 2008 to November 2008; Senior Vice President, General Counsel and Corporate Secretary, DPL and DP&L from January 2008 to February 2008; Managing Director, Natsource, LLC (emissions and renewable energy asset management firm) from August 2007 to January 2008; Legal consultant from June 2006 to August 2007.  Mr. Taylor held various positions with Cinergy Corp. (now Duke Energy Corporation — an energy services company) from May 1997 to May 2006, including Vice President, Corporate Development; Vice President and General Counsel, Energy Investments Business Unit; Vice President and General Counsel, Cinergy Investments Business Unit; Vice President, Power Technology and Infrastructure Business Unit; and Senior Counsel.  Mr. Taylor serves as a Trustee for the Southern Ohio Chapter of the Leukemia Lymphoma Society.  Mr. Taylor joined us in 2008.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

This Compensation Discussion and Analysis (CD&A) is designed to help you understand how and why the Company compensates its named executive officers in the manner it does and to provide context for the detailed compensation tables and narrative descriptions that start on page 45.  Throughout this Proxy Statement, the individual who served as our President and Chief Executive Officer (our “CEO”) and the individual who served as our Chief Financial Officer during fiscal year 2009, as well as the other individuals included in the compensation tables, are referred to as the “named executive officers.”  The names and positions of our named executive officers for 2009 are set forth in the table below.  All of the named executive officers are executive officers of the Company as of the date of this Proxy Statement.

Name	Position
Paul M. Barbas	President and Chief Executive Officer
Frederick J. Boyle	Senior Vice President, Chief Financial Officer and Treasurer
Daniel J. McCabe	Senior Vice President and Chief Administrative Officer
Arthur G. Meyer	Senior Vice President, Corporate and Regulatory Affairs
Douglas C. Taylor	Senior Vice President, General Counsel and Corporate Development

Goals and Objectives of our Standardized Executive Officer Compensation Program

We have a comprehensive standardized compensation program applicable to all executive officers, including the named executive officers.  Our executive officer compensation program is designed to:

•      Align with our general pay philosophy of providing competitive market compensation to attract and retain key talent and to reward individual and Company performance;

•      Link a significant amount of executive officer compensation to Company annual and long-term performance through incentive plans; and

•      Provide the Compensation Committee with a logical framework to measure and pay for executive officer performance that is fairly and consistently applied.

The key elements of our executive compensation program are base salaries, an annual cash incentive plan, an equity and performance incentive plan (which includes our long-term equity incentive plan) and a severance pay and change of control plan.  A discussion of the 2009 compensation established under our executive compensation program for each of the named executive officers is located further below.

Approach to Executive Officer Compensation

To achieve our compensation goals, we use the 50th percentile of select compensation market data as an initial reference when establishing executive officer base salaries; annual cash incentive opportunities and target total cash compensation (which is a combination of base salaries and the value of the incentive opportunities under our cash-based annual incentive plan); and long-term incentive opportunities and target total direct compensation (which is a combination of target total cash compensation and the value of the incentive opportunities under our long-term incentive plan).

We use the 50th percentile of select market data to adequately compete with other companies for executive talent.  We review the 50th percentile when determining annual incentive and long-term incentive opportunities for our executive officers, and we consider +/- 15% around the 50th percentile to be a market competitive range for executive officer base salaries, target total cash compensation and target total direct compensation.  We may establish or pay compensation above or below these ranges to recognize budgetary, internal pay equity and individual factors, such as the tenure, experience and responsibilities of the executive officer, his or her individual contributions to the Company and potential for future contributions and the need for retention and the competitive pressures in the marketplace for the skill set and experience of the executive officer.  A discussion of these market compensation ranges in the context of setting 2009 compensation for the named executive officers is discussed further below.

In setting 2009 executive officer compensation, we also recognized and took into account the following factors:

•      The market turmoil and state of the economy at the time, and its potential impact on the retention and incentive value of the Company’s existing compensation programs;

•      Retaining the Company’s existing strong and relatively new management team, whose skills are critical to the Company at this time, in demand in the marketplace and not easily replaced and whose members work together effectively as a team; and

•      Increasing the stock ownership of the relatively new management team to further align their interests and the interests of our shareholders.

Our base salaries and non-performance based benefits are primarily designed to attract and retain our executives and our performance-based incentive plans are primarily designed to link compensation with performance.  Our annual cash incentive compensation is intended to reward short-term performance and our equity-based long-term incentive compensation (such as performance shares and restricted stock with vesting requirements) is intended to reward long-term performance.  Through this approach, we seek to recognize and balance an executive’s achievements in managing the day-to-day business and challenges of our Company and the accomplishment of our annual and long-term Company objectives.

Executive Officer Compensation Process

Compensation Committee and Management.  The Compensation Committee administers the Company’s executive officer compensation program; oversees all incentive, benefit and pension plans; reviews and approves annual and long-term executive officer goals and objectives; approves and recommends to the Board executive officer compensation base salaries and opportunities; and evaluates the performance of the executive officers in light of previously established goals and objectives.  Our CEO recommends to the Compensation Committee base salaries and incentive compensation opportunities for the other executive officers.  Our CEO also solicits individual goals from the executive officers, reviews those goals and then makes individual goal recommendations for these executive officers to the Compensation Committee.  In 2009, other members of management also provided information and advice to our CEO and the Compensation Committee on the following matters:  the Company’s 2009 operating plan that was used to establish 2009 financial performance goals under our annual incentive plan; peer group, payout schedules and incentive opportunity recommendations for the 2009-2011 performance period under our long-term incentive plan; regulatory developments affecting executive officer compensation; the use of tax gross-ups by other companies; and risk assessment as it relates to our executive officer compensation program.  The Compensation Committee meets periodically throughout the year, and typically establishes performance goals, and approves and recommends base salary adjustments and incentive compensation opportunities, at its February meeting.  None of our executive officers, including the CEO, has any direct role in approving his or her own compensation or award levels and no executive officer is present at any Compensation Committee meeting where his or her performance or compensation is being discussed or determined.

Compensation Consultants.  The Compensation Committee periodically engages compensation consultants to provide market compensation data and information on trends and regulatory issues affecting executive pay; to perform competitive market analyses; to assist with compensation program and plan changes and updates; and to make recommendations on executive officer compensation structure and levels.

The Compensation Committee has entered into a master services agreement with Towers Perrin to provide compensation consulting services to the Compensation Committee from time to time.  This agreement is exclusively with the Compensation Committee, which has the sole authority to approve the terms of the agreement and the firm’s fees.  Management and the Board may request other executive compensation services from Towers Perrin with the approval of either the Chair of the Compensation Committee or the Compensation Committee as a whole.  All information resulting from any additional executive compensation services is also sent directly to the Compensation Committee.  To strengthen the consistency and continuity of the advice and information that the Compensation Committee receives from Towers Perrin, the Compensation Committee invites Towers Perrin to attend the majority of its meetings.

In connection with establishing 2009 executive officer compensation, the Compensation Committee requested, and Towers Perrin provided to management and the Compensation Committee, the following information:  market compensation data and analyses concerning executive officer compensation levels and plan design; tally sheets and wealth accumulation analysis; information on current compensation trends, regulatory issues and developments and risks assessment processes; executive officer share ownership analysis; and calculations regarding the number of performance shares earned by Company officers in 2009 pursuant to the terms of the Company’s long-term incentive plan.  The information provided by Towers Perrin was given to and used by the Compensation Committee, our CEO and our senior Human Resources executive to assist them in their compensation review, analysis, decisions and/or recommendations.

Benchmarking.  Consistent with its use in prior years of the 50th percentile of select market data as an initial reference when determining executive officer compensation, the Compensation Committee used market data provided by Towers Perrin in connection with benchmarking and setting 2009 executive officer compensation.  The market data included information from energy companies, general industry companies and our strategic peer companies, as discussed more fully below.  The Compensation Committee believed that this information would provide a broad and useful set of compensation data to fulfill its goal of attracting and retaining executives from the energy and general industry sectors in which it competes for executive talent.  In connection with its review of market data for energy companies and general industry companies, the Compensation Committee targeted energy-specific executive officer positions relative to the energy industry and targeted other executive officer positions that can be recruited more broadly from other industries against a 50/50 blend of energy industry data and general industry data.  This benchmarking process had been adopted in 2007 based on the practices of energy companies surveyed by Towers Perrin at that time and our goal of attracting and retaining qualified executives for both energy specific and general industry job functions.

Given the energy industry nature of their positions, one component of the benchmark for the executive officer positions of Messrs. Barbas and Meyer continued to be based on Towers Perrin’s Energy Services Executive Database (the “Energy Benchmarking Survey”).  Towers Perrin reported to us that this database contained the 90 energy companies listed on this CD&A’s Appendix A located on page 42.  We had also used this survey in connection with establishing 2008 executive officer compensation.

The Compensation Committee believed that the positions of Messrs. Boyle, McCabe and Taylor could be recruited more broadly in the market and, to attract and retain individuals in those positions, approved using a 50/50 blend of energy industry data and general industry data as a component of the benchmark for their positions.  The Energy Benchmarking Survey was used for the energy industry data and Towers Perrin’s General Industry Executive Compensation Database (the “General Benchmarking Survey”) was used for the general industry data.  Towers Perrin reported to us that the General Benchmarking Survey included data from the 416 companies listed on this CD&A’s Appendix B located on pages 43 and 44.  We had also used the blend of market data from these surveys in connection with benchmarking these executive positions in 2008.

The other component of the benchmark for all named executive officers was based on our strategic peer companies (the “Strategic Peer Group”).  Strategic Peer Group companies are primarily electric utilities of relatively similar size and strategic positioning to our Company.  The Compensation Committee reviewed this additional data in light of market conditions, and as part of its review of the compensation information from the broader energy and general industry benchmarking surveys.  The Strategic Peer Group used for 2009 benchmarking consisted of the 22 companies listed on this CD&A’s Appendix A on page 42 of this Proxy Statement.

Benchmarking data was adjusted by Towers Perrin using regression analysis to account for size differences between our Company and the other companies.  In addition, to the extent that an executive officer’s additional job functions and responsibilities were not reflected in his or her respective benchmarked job category, the market data was increased to account for the additional responsibilities and job functions in an amount based on Towers Perrin’s experience in these matters.  The market data for the following named executive officers was increased accordingly to account for their respective additional responsibilities:  Mr. Meyer in the areas of utility rate management and environmental management and Mr. Taylor in the area of corporate development.  As both our top Human Resources executive and top Administrative executive, Mr. McCabe was benchmarked against both of these positions and the market data for his Human Resources executive position was adjusted to account for his additional administrative responsibilities in the areas of purchasing and information technology.

For each benchmarked executive officer position, we considered the range between the 50th percentile of the Strategic Peer Group market data and the 50th percentile of the applicable Towers Perrin survey market data as our initial reference (the “Market Range”).  The Market Range was used to help ensure that our executive officer compensation was competitive and appropriate relative to our Strategic Peer Group, as well as to the broader group of energy and general industry companies in which our executive officers could potentially seek employment.  Consistent with our general approach to executive officer compensation noted at the beginning of this CD&A, we considered +/- 15% around the Market Range (the “Target Competitive Range”) to be a market competitive range for executive officer base salaries, target total cash compensation and target total direct compensation, but also established compensation for select officers above or below Market Ranges and Target Competitive Ranges to recognize individual and other factors.  The setting of our named executive officer base salaries; annual incentive opportunities and resulting target total cash compensation; and long-term incentive opportunities and resulting target total direct compensation is discussed further below.

Impact of Tax and Accounting Requirements.  Section 162(m) of the Internal Revenue Code generally limits the Company’s income tax deduction for compensation paid to certain of its executive officers to $1 million, unless the compensation is based upon certain performance objectives or otherwise excluded from the limitation, such as is the case with our long-term incentive performance share awards.  We have undertaken to qualify certain components of our incentive compensation to executive officers for the performance exception to non-deductibility.  However, the Company may choose to forego the deductions on occasion if it determines such action to be in the best business interests of the Company to recognize and motivate executive officers as circumstances warrant.  In 2009, $12,889 of compensation paid to our named executive officers was not deductible under Section 162(m).  In addition, when determining whether to offer a particular form of equity compensation to executives, the Compensation Committee takes into account the accounting implications associated with that form of compensation.

Stock Ownership Guidelines. Company stock ownership guidelines for officers were put in place in July 2007.  Company securities that qualify for the guidelines include earned performance shares, restricted stock, common shares (including those held in our ESOP and 401(k) plans) and any of the foregoing that are deferred by the officer under a Company plan.  Officers are required to maintain ownership of Company securities in accordance with the following guidelines:

Position	Ownership as a Multiple of Base Salary
Chief Executive Officer	4X
Executive or Senior Vice President	2X
Vice President	1X

Each officer is required to retain at least 50% of any after-tax shares he or she receives from restricted stock awards or under our long-term incentive plan until the officer satisfies these stock ownership guidelines.  An officer may, if approved by our CEO and senior Human Resources executive, be excused from these guidelines if he or she is under a hardship situation or is within three years of retiring from the Company.  No requests for, or approvals of, any excusals have been made under our stock ownership guidelines.  Given the short tenure of many of the Company’s executives, the Company’s Board of Directors anticipated a period of several years before executives would meet the guidelines.  As such, the terms of the stock ownership guidelines do not at this time include any repercussions for not complying with the guidelines.  As of the March 4, 2010 date used to measure management’s ownership of Company securities reflected on page 4 of this Proxy Statement, Mr. Barbas, who has been our President and Chief Executive Officer for less than four years, has acquired 79% of the stock necessary to satisfy his stock ownership guideline and the other named executive officers have fully satisfied their guidelines.  The average stock price of Company common stock during the prior 12 months is used to determine satisfaction of the guidelines.

Executive Compensation Program Elements

Our executive compensation program is designed to create a balance between fixed and variable pay, short-term and long-term compensation and cash and stock-based compensation.  We do not target an element or form of compensation to be a particular percentage of total compensation.  Rather, the Compensation Committee reviews the weighting of each element of compensation in the context of each executive officer’s role and ability to impact the Company’s short and long-term results, market practices, internal pay equity and individual and other factors to ensure that such weightings conform to our compensation goals and our philosophy of linking a significant portion of an executive’s pay to performance.  Weightings among executive officers may vary depending on market data, internal pay equity considerations and the use of individual factors.

The key elements of our executive compensation program are:

•      Base Salaries

•      Executive Incentive Compensation Plan (Annual Cash Incentive)

•      Equity and Performance Incentive Plan (Equity)

•      Severance Pay and Change of Control Plan

The Company also maintains a Supplemental Executive Defined Contribution Retirement Plan, a Pension Restoration Plan, an Executive Cash Perquisite Allowance and Executive Deferred Compensation Plans for its executive officers.  In addition, one of our named executive officers was entitled to payments in 2009 under the Company’s discontinued Management Stock Incentive Plan, based on awards made in prior years.  Named executive officers are also eligible for Company benefits that are generally available to all employees of the Company, including the DP&L Employee Savings Plan 401(k), the DPL Inc. Employee Stock Ownership Plan (which includes Company matching contributions of Company common stock), The Dayton Power and Light Company Retirement Income Plan, charitable contribution matching program, health and dental coverage, Company-paid life insurance, disability insurance, tuition reimbursement, paid holidays, vacation and sick time and other benefits.

Base Salaries

Base salaries are designed to attract and retain experienced and qualified executives and to provide executives with fixed cash compensation for services rendered during the year.  The Compensation Committee typically approves base salary rate adjustments at its February meeting and periodically at times throughout the year to reflect changes in job scope or responsibility.

The 2009 base salary rates for the named executive officers were set in February 2009 after reviewing the compensation market data from Towers Perrin and our CEO’s base salary recommendations for executive officers other than himself.  Mr. Barbas’ 2009 base salary rate was increased from $585,000 to $675,000.  This increase recognized Mr. Barbas’ continued strong executive leadership and the Company’s desire to retain Mr. Barbas as the Company’s chief executive.  Mr. Barbas’ 2009 base salary rate was set within the Target Competitive Range of the benchmarking data for his position.

The 2009 base salary rates recommended by our CEO for each of the other named executive officers were approved by our Compensation Committee.  These 2009 base salary rates were set within the Target Competitive Ranges for the named executive officers’ respective positions, and were established as such after consideration of the market data for the executive officers’ respective job functions, the executive officers’ prior compensation levels, experience in their respective fields and with our Company, past and potential contributions, demand for skill sets in the marketplace and our desire to retain these individuals.

The following table shows for each named executive officer the annual base salary rate that took effect in February 2009, the annual base salary rate that was in effect for most of 2008 and immediately prior to February 2009 and the percentage increase between those two annual base salary rates.  The actual base salary amounts paid to the named executive officers for 2009 are set forth under the “Salary” column of the Summary Compensation Table on page 45.

Annual Base Salary Rates

Name	2008 Annual Base Salary Rate	2009 Annual Base Salary Rate		Percentage Increase
Mr. Barbas	$585,000		$675,000	15.4%
Mr. Boyle	$265,000	$	*330,000	*24.5%
Mr. McCabe	$255,600		$273,000	6.8%
Mr. Meyer	$249,200		$266,200	6.8%
Mr. Taylor	$275,000		$291,200	5.9%

* Mr. Boyle’s 2009 annual base salary rate and percentage increase reflect, in part, his promotion to Senior Vice President, Chief Financial Officer, Treasurer and Controller in December 2008.

Executive Incentive Compensation Plan

Overview.  All of our named executive officers participated in our Executive Incentive Compensation Plan (“EICP”) for 2009.  The EICP is an annual incentive-based cash bonus program that rewards achievement of annual corporate, business unit and individual performance goals.  The EICP is designed to recognize and reward the contributions of individual executives as well as the contributions of the executive officer group to overall corporate success.  The Compensation Committee believes that this type of annual cash incentive program helps achieve our short-term Company objectives by focusing our officers on short-term performance targets that impact Company performance and shareholder return.  Corporate, business unit and individual goals may vary annually to reflect our business plans and current market conditions.  Pursuant to the terms of the EICP, no awards under the EICP may be made for any fiscal year in which the Company has reduced the dividend on its common stock.

General Policy on Performance Measures.  The Compensation Committee’s intent with respect to target performance levels for EICP goals is that these goals should require strong performance levels relative to current business conditions, with actual performance either exceeding or falling below target in any given year.   Maximum performance measures are established at levels that can only be achieved if performance results are exceptional.  EICP bonus opportunities are reduced in half for performance at threshold and doubled for performance at the maximum level.  In addition, the EICP also provides an opportunity for EICP participants to receive a portion of their cash bonus opportunity between set levels of performance.  For any performance goal without set quantitative measures, a performance satisfaction percentage is assigned after a qualitative performance assessment of the goal.

Annual Incentive Opportunities.  Target annual incentive opportunities under the EICP are set annually as a percentage of base salary.  In connection with 2009 executive officer compensation, the Compensation Committee and our CEO reviewed the market data provided by Towers Perrin for both target annual incentive opportunities and target total cash compensation.  Target total cash compensation is a combination of base salary and target annual incentive cash compensation under the EICP, and represents the target amount of compensation in the form of cash for day-to-day duties and annual performance that the Compensation Committee believes is appropriate to meet the Company’s compensation goals when determining executive officer compensation for the year.  Our CEO provided 2009 target annual incentive opportunity recommendations for the named executive officers other than himself, and the Compensation Committee approved and adopted our CEO’s recommendations.  The 2009 target annual incentive opportunity (expressed as a percentage of base salary) for each named executive officer that was approved by the Compensation Committee at its February 2009 meeting is set forth in the table below.

Name	2009 Target EICP Opportunity (% of base salary)
Mr. Barbas	75%
Mr. Boyle	50%
Mr. McCabe	45%
Mr. Meyer	45%
Mr. Taylor	45%

Except for Mr. Boyle and Mr. Meyer, the target annual incentive opportunities for the named executive officers were maintained at their 2008 levels based on the market data and the Compensation Committee’s belief that these existing levels were sufficient to adequately motivate short-term performance by these individuals.  Mr. Boyle’s target annual incentive opportunity was increased from 35% to 50% for 2009 in recognition of his new role as Chief Financial Officer.  Reflecting his short tenure in this role, Mr. Boyle’s 2009 target annual incentive opportunity and resulting target total cash compensation were slightly below the Market Range and Target Competitive Range, respectively, for his position.

Mr. Meyer’s target annual incentive opportunity was increased from 35% to 45% for internal equity purposes and to reward continued success with the Company’s important regulatory initiatives in 2009.  His 2009 target annual incentive opportunity and resulting target total cash compensation continued to be within the Market Range and Target Competitive Range, respectively, for his benchmarked job function.

The target annual incentive opportunities for Messrs. Barbas, McCabe and Taylor remained at their 2008 levels.  The 2009 target annual incentive opportunity and resulting target total cash compensation for Mr. Barbas were within the Market Range and Target Competitive Range, respectively, for his benchmarked job function to continue to motivate him to achieve outstanding annual Company performance and to reflect the competitive market for chief executives in the energy industry.  The 2009 target annual incentive opportunity and resulting target total cash compensation for Mr. McCabe were also within the Market Range and Target Competitive Range, respectively, for his benchmarked job functions.  Mr. Taylor’s 2009 target annual incentive opportunity and resulting target total cash compensation were slightly below his position’s Market Range and Target Competitive Range, respectively, reflecting his short tenure with the Company in the position.

Weightings.  The 2009 EICP performance goals for the named executive officers related to (i) the corporate financial measures of diluted earnings per share (EPS) and cash flow from operations (CFFO); (ii) the financial measure of earnings before interest and taxes (EBIT) for our Generation and Commercial Operations business unit; (iii) the financial measures of operation and management expense (O&M Expense) and capital budget (Capital Budget) for our Transmission and Distribution business unit; and (iv) individual operational and strategic tasks specific to each executive officer’s responsibilities.  The weighting of 2009 EICP performance goals for our Chief Executive Officer was the same as in 2008 and set as follows:

EPS	CFFO	Generation and Commercial Operations EBIT	Transmission and Distribution O&M Expense/Capital Budget	Individual Strategic
55%	15%	0%	0% / 0%	30%

The weighting of the 2009 EICP performance goals for each of the other named executive officers was recommended by our CEO and established as set forth in the following table.  Except for the change from a Transmission and Distribution EBIT financial measure used for 2008 to Transmission and Distribution O&M Expense and Capital Budget financial measures for 2009, as discussed starting on page 32, the performance goal categories and relative weightings for 2009 were unchanged from 2008.

EPS	CFFO	Generation and Commercial Operations EBIT	Transmission and Distribution O&M Expense/Capital Budget	Individual Operational/Strategic
45%	10%	10%	2.5% / 2.5%	30%

The performance goal weightings reflected the continued emphasis on corporate and business unit goals that align an executive officer’s performance with overall Company performance and executive team-building.  Since our Chief Executive Officer is responsible for Company-wide performance, he did not have business unit financial goals.  The Compensation Committee believed that the weightings of the EICP performance goals for our Chief Executive Officer and other named executive officers would emphasize the Company’s objective of overall Company performance and at the same time continue to recognize and reward strong performance for individual operational and strategic objectives.

2009 EICP goals and objectives were established at the Compensation Committee’s February meeting.  Initial performance measures for the EICP goals were also established at the Compensation Committee’s February meeting based, in part, on the Company’s operating plan for the year at that time.

The Company’s 2009 operating plan, and resulting performance measures for the 2009 EICP corporate and business unit financial goals, were revised in April 2009, to account for capital expenditure expenses and other planning variables for the year that were adjusted in connection with the Company’s electric security plan and related filings that were made with the Public Utilities Commission of Ohio at that time.   Financial performance measures were developed and recommended by our CEO, with assistance from our Chief Financial Officer, based on our finalized 2009 corporate operating plan in April 2009, current and projected business conditions and our 2009 earnings guidance provided at the beginning of 2009 of $2.00 to $2.30 per diluted share.  Our Company tightened its 2009 earnings guidance in July 2009, to $2.00 to $2.20 per diluted share, but did not adjust the EPS performance measure or any other financial performance measures under the EICP at that time.

Corporate Financial Goals.  As noted above, EICP corporate financial goals for 2009 related to diluted earnings per share (EPS) and cash flow from operations (CFFO).  EPS is an indicator of a company’s net income and profitability from operations and CFFO is an indicator of how effectively a company generates cash from its operations.  The Compensation Committee recommended continued use of diluted earnings per share as a corporate financial goal for 2009 because it believed that investors are focused on earnings per share when measuring Company performance and profitability and thus an EPS goal would align the interests of management with our investors.  The Compensation Committee also recommended continued use of the CFFO corporate financial goal because liquidity is also important for our Company and of interest to our investors, and the use of the CFFO corporate financial measure was designed to emphasize and align management goals with those liquidity interests.  In sum, the Compensation Committee believed that strong EPS and CFFO performance were important measures to gauge overall Company performance and to align named executive officer financial goals with shareholder interests in corporate profitability and liquidity.    The Company’s actual EPS and CFFO for 2009 are listed in the table below and are also included in the 2009 audited financial statements of the Company filed with the SEC as part of the Company’s Annual Report on Form 10-K for fiscal year ended December 31, 2009.  The Company’s EPS and CFFO results for 2009 are labeled in our 2009 audited financial statements, respectively, as “Total Diluted” under the “Earnings per share of common stock” section of the Company’s Consolidated Statement of Results of Operations and as “Net cash provided by operating activities” in the Company’s Consolidated Statements of Cash Flows.

The following table shows the 2009 EICP corporate financial goals, the performance measures used to measure these goals and our year-end results and the percentages of attainment for the goals.  Please note the performance measures and results for the corporate financial goals, as well as for the business unit financial goals detailed further below, are provided in the limited context of the Company’s 2009 compensation program and should not be understood to be a statement of the Company’s expectations or estimates of results of operations or compensation goals for 2010 or any other year.

Corporate Financial Goals - 2009

Corporate Financial Goal	Threshold	Target	Maximum	Result	Award Result

Diluted Earnings Per Share (EPS)	$2.00	$2.15	$2.30	$2.01	53%
Cash Flow From Operations (CFFO)	$433.0 million	$481.3 million	$529.0 million	$526.1 million	194%

Business Unit Financial Goals.  The EBIT, O&M Expense and Capital Budget business unit financial goals recommended by our CEO and approved by our Compensation Committee were shared by all of our named executive officers except Mr. Barbas.  As noted above, we focused Mr. Barbas’ financial goals as chief executive solely on the Company-wide performance measures of EPS and CFFO.  Our Generation and Commercial Operations and Transmission and Distribution business units are central to the Company’s business and strong performance and financial results in these business units are important for overall Company success.

EBIT is an indicator of a business unit’s profitability from its operations and, for the Company’s purposes, constitutes earnings from continuing operations for a reporting period before interest expense and income tax expense for that reporting period.  The Compensation Committee believed that continued strong performance by our named executive officers in achieving EBIT for this operational area was important for overall Company performance.  Upon the recommendation of our CEO, the Compensation Committee replaced a similar EBIT financial goal for our Transmission and Distribution business unit that was used last year with the O&M Expense and Capital Budget financial goals for this business unit in 2009.   O&M Expense and Capital Budget metrics measure the ability of the business unit to stay within its capital budget and manage the amount of operational and maintenance expenses incurred during the year.  Cost control is an important objective for our Company and its importance increased in light of the economy and market turmoil last year.   Given its heightened importance at the time, the Compensation Committee approved O&M Expense and Capital Budget as EICP financial goals for 2009 to help focus and reward performance by our management in these areas.

The following table shows the 2009 EICP business unit financial goals, the performance measures used to measure these goals and our year-end results and the percentages of attainment for the goals.

Business Unit Financial Goals - 2009

Business Unit Financial Goal	Threshold	Target	Maximum	Result	Award Result

Generation and Commercial Operations EBIT	$256.9 million	$285.4 million	$313.9 million	$296.8 million	140%
Transmission and Distribution O&M Expense	$71.5 million	$65.0 million	$58.5 million	$63.4 million	125%
Transmission and Distribution Capital Budget	$77.4 million	$70.4 million	$63.4 million	$69.9 million	107%

CEO Individual Goals.  Individual goals for our CEO are determined by the Compensation Committee after consultation with our CEO.  For 2009, our CEO’s individual goals consisted of three strategic tasks that the Compensation Committee determined were important for our CEO to achieve in 2009.  These strategic tasks involved the Company’s proposed Customer Conservation and Energy Management (CCEM) program, the Company’s regulatory filings and the Company’s overall strategic initiatives.  The Compensation Committee measured Mr. Barbas’ strategic goals using a qualitative assessment of the quality, success and implementation of the objectives.  In 2009, the Company successfully filed its CCEM program and began rolling out its energy efficiency and conservation programs, successfully made other important regulatory filings and made important progress with its strategic initiatives.  Based on these results and Mr. Barbas’ performance in accomplishing them, the Compensation Committee determined that Mr. Barbas met his individual strategic goals at 100% of target performance.

Individual Goals for Other NEOs.  The Compensation Committee believes that the CEO is in the best position to recommend executive officer individual goals that align with the strategic and functional responsibilities of these officers.  Annually, each executive officer (other than the CEO) submits his or her proposed goals to our CEO for his review.  Our CEO reviews these goals and submits individual goals for these executive officers to the Compensation Committee for its approval.  For 2009, the individual goals recommended by our CEO were approved by the Compensation Committee and consisted of strategic and operational tasks related to the named executive officers’ business areas. Our CEO and the Compensation Committee believed that these goals were important for 2009 Company performance and for also positioning the Company in 2009 for strong performance in future years.

Mr. Boyle had four operational/strategic goals relating to the Company’s regulatory filings, enterprise risk management system, return on invested cash and overall strategic initiatives.  The strategic goals related to the enterprise risk management system and to invested cash were measured with set performance measures based, respectively, on implementation timelines and rates of return.  Mr. Boyle’s other two strategic goals were measured using a qualitative assessment of the quality, success and implementation of the objectives.  In 2009, the Company successfully made important regulatory filings and progress with its strategic initiatives.  In addition, Mr. Boyle successfully and timely implemented our enterprise risk management system and achieved above target performance with the Company’s invested cash.   Based on these results and Mr. Boyle’s performance in accomplishing them, the Compensation Committee determined that, on average, Mr. Boyle met his operational/strategic goals at 101% of target performance.

Mr. McCabe had three operational/strategic goals relating to the Company’s CCEM program, staffing levels and learning and development strategy.  Mr. McCabe’s operational/strategic goals were measured based on the quality, success and implementation of the objectives.  In 2009, Mr. McCabe achieved important milestones related to the Company’s filed CCEM program and timely completed a review of the Company’s future human resource requirements and staffing plans and implemented major elements of the Company’s learning and development strategy.  Based on these results and Mr. McCabe’s performance in accomplishing them, the Compensation Committee determined that Mr. McCabe met his operational/strategic goals at 100% of target performance.

Mr. Meyer had two strategic goals relating to the Company’s electric security plan and other filings with the Public Utilities Commission of Ohio (PUCO).  Mr. Meyer’s strategic goals were measured using a qualitative assessment of the quality, success and implementation of the objectives.  In 2009, the Company successfully made important regulatory filings (including its electric security plan filing) and Mr. Meyer developed critical plans to work within the electric security plan.  Based on these very significant results and Mr. Meyer’s performance in accomplishing them, the Compensation Committee determined that Mr. Meyer met his strategic goals at 200% of target performance.

Mr. Taylor had four operational/strategic goals.  Three of these goals related to the Company’s regulatory filings and overall strategic initiatives (each of which was measured using a qualitative performance assessment).  Mr. Taylor’s other goal related to resolving an important legal claim (which had set performance measures based on settlement amounts).  As noted above, our Company successfully completed important regulatory filings and made progress with its strategic initiatives in 2009.  Mr. Taylor also successfully resolved the important legal claim at above target performance based on the qualitative performance measures for that claim.  Based on these results and Mr. Taylor’s performance in accomplishing them, the Compensation Committee determined that, on average, Mr. Taylor met his operational goals at approximately 117% of target performance.

Award Determinations.  After the end of each fiscal year, an executive officer’s initial EICP value is calculated based on the performance of all of the officer’s EICP goals for the previous year.  The Compensation Committee then assigns each executive officer an individual contribution factor of between 0.5 and 1.5, which is used as a multiplier to reduce, maintain or increase the initial EICP value.  Our CEO recommends to the Compensation Committee the individual contribution factor for each of the other executive officers.  Use of individual contribution factors allows the Compensation Committee, in part, to recognize outstanding individual performance and the manner in which goals are accomplished (e.g., promotion of teamwork, reflecting our corporate values, level of risk incurred by the Company).

Messrs. Barbas, Boyle, McCabe and Taylor were each assigned an individual contribution factor of 1.0, resulting in no increase or decrease of their initial EICP value amounts.  Mr. Meyer was assigned an individual contribution factor of 1.25 in recognition of his leadership and success in establishing the Company’s comprehensive electric security plan and other regulatory filings.  This individual contribution factor assignment resulted in Mr. Meyer receiving an additional bonus payment of $36,891 over and above his initial EICP value amount.

The following table shows the cash incentive awards paid to our named executive officers for 2009 performance under the EICP.  Other than the $36,891 additional bonus payment paid to Mr. Meyer, these EICP amounts are included under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 45.  The amount of the additional bonus payment paid to Mr. Meyer is included under the “Bonus” column of the Summary Compensation Table.

Name	2009 EICP Cash Award Paid to Officer
Mr. Barbas	$447,633
Mr. Boyle	$154,252
Mr. McCabe	$114,479
Mr. Meyer	$184,456
Mr. Taylor	$128,663

Long-Term Compensation Plans

Equity and Performance Incentive Plan.  The Company’s Equity and Performance Incentive Plan (“EPIP”) authorizes various types of incentive based awards, including performance shares, restricted stock, stock options and cash.  Since its adoption, only performance shares and restricted stock have been awarded to executive officers under the EPIP and no other forms of compensation, including stock options or cash, have been awarded to executive officers under the EPIP.  The Compensation Committee provides opportunities to earn long-term incentive compensation under the EPIP to align executives’ interests with the interests of our shareholders, to promote teamwork among the participants toward accomplishment of long-term Company goals and to attract and retain executives by allowing them to share in the Company’s success.    Performance shares are awarded annually under our long-term incentive plan developed under the EPIP and restricted stock is awarded under the EPIP from time to time.  All outstanding stock options previously granted under prior incentive plans or employment agreements were awarded with an exercise price equal to the fair market value of the common stock on the grant date.

Long-Term Incentive Plan.  We use our Long-Term Incentive Plan (the “LTIP”) developed under the EPIP to motivate and reward executive officers for long-term Company performance, to provide an opportunity for executive officers to increase stock ownership in the Company and to help retain our executive officers.  The Board typically grants performance share awards on an annual basis under the LTIP that can be earned at the end of a three-year period, if market performance conditions are met.  The Compensation Committee believes that awards under the LTIP provide a clear link to the long-term interests of shareholders because awards are paid only if the Company realizes superior total shareholder return relative to comparable energy companies over a multi-year period.  The multi-year performance time period also serves as an effective retention device.  Target performance shares also become earned upon, and prorated to, a change of control event, Company approved retirement or termination of employment due to death or disability.  We provide pro-rata vesting of LTIP performance awards for these events to recognize the executive officer’s performance through the date of the event.  We apply a change of control vesting feature to our LTIP performance share awards also to provide executive officers the same opportunities as our other shareholders who would be free to realize the value created at the time of a change of control transaction by selling their stock.

Pursuant to the terms of the LTIP, LTIP awards are based on the Company’s total shareholder return relative to a composite of energy industry peers over a three-year period. Total shareholder return is determined by measuring the appreciation of the Company’s share price over a three-year period, adding the value of dividends declared and paid over that time period and then dividing that amount by the Company’s share price at the beginning of the time period.  Total shareholder return relative to our peers is used because the Compensation Committee believes that it effectively measures the benefit that the Company’s shareholders realize on their investment in our common stock compared to investment opportunities in other similar companies and provides an effective link between pay and long-term performance.  The LTIP program motivates the executive officer to increase total shareholder return to enhance his or her overall compensation under the program.  Not only is the LTIP earned in shares of Company common stock, but an executive officer will earn more common shares as our total shareholder return increases compared to our peers.  As a result, the LTIP effectively aligns the executive officers’ interests with those of our shareholders.

A new three-year LTIP cycle begins each year, resulting in a series of over-lapping cycles that is intended to help promote retention of our executives.  At the end of every three-year cycle, our total shareholder return is compared with a group of peer utilities to determine the number of shares earned relative to a predetermined payout schedule.  For the 2007-2009 cycle and earlier cycles, we used the utilities in the Standard & Poor’s 1500 Utility Index for comparison purposes.  For LTIP cycles commencing with the 2008-2010 cycle, companies in our Strategic Peer Group will be used for comparison purposes.  The change in comparator groups was made in 2008 upon the recommendation of management and after consulting with Towers Perrin.  The companies in our Strategic Peer Group are primarily electric utilities of relatively similar size and similar strategic positioning to our Company, and are companies that the Company competes with in the capital markets.  As such, the Compensation Committee believes that comparison to these companies will provide a better indicator of the relative long-term performance of the Company.

The table below sets forth the Strategic Peer Group companies for the 2009-2011 LTIP cycle.  These companies are the same companies included in the Strategic Peer Group for the 2008-2010 LTIP cycle.

Strategic Peer Group

ALLETE, Inc.	El Paso Electric Company	Northwestern Corporation	SCANA Corporation
Alliant Energy Corporation	Great Plains Energy Incorporated	NSTAR	TECO Energy, Inc.
Avista Corp.	Hawaiian Electric Industries, Inc.	NV Energy Inc. (formerly Sierra Pacific Power Company)	UniSource Energy Corporation
Black Hills Corporation	IDACORP, Inc.	Pepco Holdings, Inc.	Westar Energy, Inc.
Cleco Corporation	Integrys Energy Group, Inc.	Pinnacle West Capital Corporation	Wisconsin Energy Corporation
CMS Energy Corporation	Northeast Utilities	Portland General Electric Company

Payouts under the LTIP are made at the conclusion of each three-year cycle.  With the assistance of Towers Perrin, the Compensation Committee approved the payout schedule set forth below for the 2009-2011 LTIP cycle based on our goal of linking pay to long-term performance of the Company.  This payout schedule has been consistently used for each three year cycle since the adoption of our current LTIP in 2006.

LTIP Payout Schedule

Percentile Rank Versus Peers	% of Target Shares Earned
90th percentile	200%
75th percentile	150%
50th percentile	100%
40th percentile	50%
Below 40th percentile	0%

For an executive officer to receive any performance shares, our total shareholder return for the cycle must place the Company at or above the 40th percentile of the LTIP comparator group of companies.  LTIP participants may receive a portion of their target performance shares between set levels of performance above the 40th percentile.

Each participating executive officer is generally awarded a target LTIP opportunity as a percentage of his or her base salary for a new LTIP cycle established each year.  Executive officers’ LTIP opportunities are multiplied by their annual base salary rates to establish target LTIP values.  To calculate the number of target performance shares that could be earned at the end of the 2009-2011 LTIP cycle, the target LTIP values for the 2009-2011 LTIP cycle were divided by the average closing market price of the Company’s shares of common stock over the 180-day period preceding the award date of February 25, 2009.  For prior year LTIP cycles, we had used the grant date closing market price of the Company’s common stock to calculate the number of target performance shares for the LTIP cycles, but changed to a rolling 180-day average closing market price commencing with the 2009-2011 LTIP cycle to help mitigate the effect of short-term stock price volatility on the grants of long-term LTIP awards.

In connection with 2009 executive officer compensation, the Compensation Committee and our CEO reviewed the market data provided by Towers Perrin for both long-term incentive opportunities and target total direct compensation.  Target total direct compensation is a combination of base salary, target annual incentive cash compensation under our EICP and target long-term incentive compensation under the LTIP, and represents the target amount of total direct compensation for a named executive officer that the Compensation Committee believes is appropriate to meet the Company’s compensation goals when determining executive officer compensation for the year.  Our CEO provided 2009-2011 LTIP target incentive opportunity recommendations for the named executive officers other than himself, and the Compensation Committee approved and adopted our CEO’s recommendations.  The Compensation Committee approved the 2009-2011 LTIP cycle target incentive opportunities for the named executive officers (expressed as a percentage of 2009 base salary) as set forth in the table below.

Name	Target 2009-2011 LTIP Opportunity (% of base salary)
Mr. Barbas	150%
Mr. Boyle	100%
Mr. McCabe	75%
Mr. Meyer	50%
Mr. Taylor	90%

Other than Mr. Taylor’s target long-term incentive opportunity, the market data provided by Towers Perrin showed that the named executive officers’ previous 2008 target long-term incentive opportunities were generally aligned with Market Ranges for long-term incentive opportunities.  Mr. Taylor’s target long-term incentive opportunity for the 2009-2011 LTIP cycle was increased to 90% to provide Mr. Taylor with an opportunity closer to the Market Range for his benchmarked job function.  Reflecting his short tenure with the Company in his position, Mr. Taylor’s target long-term incentive opportunity and resulting target total direct compensation continued to be below the Market Range and Target Competitive Range, respectively, for his benchmarked job function.

The target long-term incentive opportunities for the other named executives were unchanged from their existing levels and at levels that the Compensation Committee believed were adequate to appropriately motivate long-term performance by these named executive officers.  The target long-term incentive opportunities and resulting total direct compensation for Messrs. Barbas, McCabe and Meyer were within the Market Ranges and Target Competitive Ranges, respectively, for their benchmarked job functions.  Mr. Boyle’s target long-term incentive opportunity and resulting total direct compensation were below the Market Range and Target Competitive Range, respectively, for his benchmarked job function reflecting his short tenure with the Company in his new position as Chief Financial Officer.

The grant date fair values of the 2009-2011 LTIP cycle awards granted in 2009 are included in the amounts reflected in the “Stock Awards” column for 2009 in the Summary Compensation Table on page 45.

To determine the actual number of performance shares earned at the end of a cycle, the Company’s total shareholder return at the end of the cycle is compared against the payout schedule for that cycle.  The 2007-2009 LTIP cycle ended on December 31, 2009.  Our relative total shareholder return performance for the 2007-2009 LTIP cycle was at the 88th percentile of our comparator peer group for this cycle.  This performance resulted in approximately 193% of the target performance shares being earned and distributed to each named executive officer for the 2007-2009 LTIP cycle, as follows:  Mr. Barbas — 33,310 performance shares; Mr. Boyle — 5,305 performance shares; Mr. McCabe — 7,542 performance shares; Mr. Meyer — 7,423 performance shares; and Mr. Taylor — 8,934 performance shares.  Mr. Taylor’s earned performance shares were based on his pro-rated 2007-2009 LTIP award granted to him upon his hiring in January 2008.

Restricted Stock Awards.  The Board grants restricted common stock under the EPIP from time to time to reward individual performance and promotions, to promote stock ownership of our Company and as an attraction and retention device.  The restricted stock granted in 2009 had performance-based and/or time-based vesting requirements.  Restricted stock also fully vests upon a change of control or the holder’s death or disability.  We provide vesting of restricted stock for these events to recognize the executive officer’s performance through the date of the event.  We apply a change of control vesting feature to restricted stock granted to executive officers also to provide executive officers the same opportunities as our other shareholders who would be free to realize the value created at the time of a change of control transaction by selling their stock.

On July 29, 2009, the Board granted 5,000 shares of Company restricted stock under the EPIP to Mr. Meyer to recognize and reward his very significant leadership and performance in connection with the Company’s regulatory filings, and to continue to motivate him as the Company implements and operates under these filings.  Mr. Meyer’s restricted stock generally vests after two years as long as he remains continuously employed by the Company or a subsidiary until the vesting date.

On September 17, 2009, the Board awarded each executive officer of the Company (other than our CEO) shares of restricted stock under the EPIP (“Career Grant restricted shares”).  Each named executive officer received an amount of Career Grant restricted shares equal in value to his 2009 base salary rate.

These Career Grant restricted shares vest on September 16, 2014, as long as the executive officer has been continuously employed by the Company or a subsidiary until that date and the year over year average diluted earnings per share of the Company from 2009 — 2013 has increased by at least 1%.  The Compensation Committee also established a restricted stock matching program under the EPIP for each executive officer (other than our CEO), under which the Company agrees to match shares of Company common stock acquired by the executive officer through September 17, 2012 (the “Match Period”) with shares of Company restricted stock (“Match Shares”) based on the following table.  Match Shares generally vest three years after they are granted as long as the executive officer has been continuously employed by the Company or a subsidiary until that time and still owns the acquired Company shares to which the Match Shares relate.

Value of all Company common shares purchased by the executive officer during the Match Period (as a % of 2009 base salary)	Match Shares (as a % of all Company common shares purchased by the executive officer during the Match Period)
Less than 25%	25%
25% to 50%	50%
50% + to 100%	75%
100%+ to 200%	125%

The Board awarded the Career Grant restricted shares and established the Match Shares restricted stock matching program for our executive officers to help:

•                  Strengthen the alignment of the short-term and long-term interests of our relatively new executive team with those of our shareholders by establishing equity awards and incentives to increase executive officer stock ownership of our Company; and

•                  Ensure the retention and continuity of our current executive team given the degree that these individuals’ skill sets are in demand in the marketplace and critical to our Company.

The time-based vesting requirements of the Career Grant restricted shares and the Match Shares awarded under the restricted stock matching program are intended to help ensure retention of our executive officers and to provide incentives to increase the long-term share price of the Company’s common stock.  We also included an earnings per share performance threshold for the Career Grant restricted shares to stress the importance to the Company and our investors of maintaining and increasing Company earnings.

The value of the Career Grant restricted shares and the Match Shares opportunities granted to the executive officers were established based on information provided by Towers Perrin of executive officer retention programs put in place by other companies and at levels that the Compensation Committee believed were sufficient to meet its objectives for the awards.  Our CEO, Mr. Barbas, did not receive Career Grant restricted shares or a Match Shares opportunity award in 2009 because the Compensation Committee believed that restricted stock awards granted to Mr. Barbas in prior years, a restricted stock matching program awarded to him in 2008 and his other compensation were sufficient at the time to meet these objectives for Mr. Barbas.  Pursuant to the restricted stock matching program awarded to him in 2008, the Company granted 6,000 shares of restricted stock to Mr. Barbas on December 31, 2009, based on his acquisition of 6,000 shares of Company common stock in the open market during the fourth quarter of 2009.

The grant date fair values of the restricted stock awards granted to the named executive officers for 2009 are included under the “Stock Awards” column of the Summary Compensation Table on page 45.  The restricted stock awards are discussed further in the narrative following that table.

Management Stock Incentive Plan.  Until 2000, stock incentive unit awards were granted to key employees under the Company’s Management Stock Incentive Plan (the “MSIP”).  Although these awards were discontinued in 2000, Mr. Meyer received a cash payout in 2009 pursuant to MSIP awards granted to him from 1997 to 2000 that vest and are paid out in equal installments from 2003 to 2010.  This cash payment to Mr. Meyer in 2009 is included under the “All Other Compensation” column of the Summary Compensation Table on page 45.  The MSIP is discussed further in the narrative following that table.

Severance Pay and Change of Control Plan

We have a Severance Pay and Change of Control Plan.  This plan provides benefits to certain executive officers, including the named executive officers, when their employment is terminated under certain circumstances, including after a change of control of the Company.  Prior to the adoption of this plan, the manner in which each executive officer would be compensated either as a result of a voluntary or involuntary termination or upon a change of control varied and was based on negotiated terms in individual employment agreements and/or change of control agreements.  We believe that a severance pay and change of control plan is important for the recruitment and retention of executive officers.  We also believe it is important to provide severance payments to bring certainty and clarity when a separation from service occurs.  In addition, because executive officers are vulnerable to discharge upon a change of control, a provision in the Severance Pay and Change of Control Plan covering a change of control helps to ensure continued employment and dedication of our executive officers despite the concerns they may have regarding their own continued employment before or after a change of control.  To reduce these concerns, our current plan offers executive officers certain market competitive multiples of compensation and benefits in the event of termination in the context of a change of control.

The Company’s severance and change of control arrangements are established separately from, and do not affect, our other compensation elements.  We seek to offer severance and change of control benefits and terms that are reasonable and appropriate relative to the marketplace and that accomplish our purposes discussed above.  Among the benefits offered, we provide conditional tax gross-up payments for taxes incurred by executive officers on their change of control payments and benefits if such payments and benefits are more than 110% of the safe harbor amount that would not subject the payments and benefits to these taxes.  Based on market practices and trends on the use of tax gross-ups, the Board determined in 2009 that any new participant in the Severance Pay and Change of Control Plan on or after January 1, 2010 will not be entitled to tax gross-up benefits provided under the plan.  Additional information about the Severance Pay and Change of Control Plan and the amounts of estimated payments and other benefits that could be received by our named executive officers under the plan is located starting on page 56.

Benefits and Perquisites

Supplemental Executive Defined Contribution Retirement Plan.  We maintain a Supplemental Executive Defined Contribution Retirement Plan (“SEDCRP”) to replace retirement benefits to our executive officers that are lost due to tax regulations which limit executive officer participation in our qualified defined benefit retirement plan (“DP&L Retirement Income Plan”) available to all employees.  A description of the SEDCRP is in the narrative following the “Nonqualified Deferred Compensation — 2009” table located on page 54 of this Proxy Statement.

Pension Restoration Plan.  The Company maintains a Pension Restoration Plan that restores benefits under the DP&L Retirement Income Plan to an executive officer that are lost due to the executive officer’s election to defer base salary into the Company’s deferred compensation plans.  The Pension Restoration Plan was adopted to provide make-up benefits to executive officers who otherwise would have received a reduced benefit from the DP&L Retirement Income Plan.  Although each executive officer of the Company is entitled to participate in the Pension Restoration Plan, no officer actively participates at this time.

Executive Cash Perquisite Allowance.  For attraction and retention purposes, the Company pays executive officers an annual cash perquisite allowance of $20,000 and may provide other limited perquisites (such as relocation benefits) to executive officers on a case-by-case basis.  An executive officer may use the cash perquisite allowance to purchase the perquisites that he or she desires, such as financial planning, additional life insurance or disability benefits.  The Compensation Committee believes that the cash perquisite allowance and other limited perquisites the Company paid in 2009 were reasonable for its compensation purposes.

Deferred Compensation Plans for Executive Officers.  The Company maintains plans that allow a select group of highly compensated employees, including the named executive officers, to defer the receipt of all or a portion of their earned pre-tax base salaries and incentive compensation payments.  We believe that providing these types of plans is an important recruitment and retention tool that can be provided by the Company at a relatively low cost.  A description of our deferred compensation plans for executive officers is in the narrative starting following the “Nonqualified Deferred Compensation - 2009” table located on page 54 of this Proxy Statement.

Risk Assessment of Executive Officer Compensation Program

Our Audit Committee’s charter was amended in 2009 to recognize that the Audit Committee is responsible for assessing risks associated with the Company’s executive compensation program.  The Audit Committee reports its executive officer compensation program risk assessment results to the Compensation Committee.  The Compensation Committee reviews the Audit Committee’s risk assessment results in connection with its overall recommendation to the full Board of executive officer compensation.  At the request of the Audit Committee, Company management reviewed our 2009 executive officer compensation program in late 2009 to assess the program’s potential risks to the Company.  After reviewing management’s findings, the Audit Committee concluded that it did not believe that the Company’s 2009 executive officer compensation program would encourage our named executive officers to take excessive or unnecessary risks.  The Compensation Committee reviewed the findings of Company management and the conclusions of the Audit Committee.  Among other factors:

•                  We believed that our 2009 executive officer compensation program contained an appropriate balance between fixed and incentive-based pay, and between short-term and long-term pay, that was consistent with industry practice, and that the 2009 base salary amounts established for the Company’s named executive officers were a sufficient component of total direct compensation to help discourage unnecessary risk-taking.

•                  Corporate and business unit performance goals for 2009 under our EICP, our annual cash incentive plan, were based on the Company’s operational plan that was reviewed and approved by the Board.  We believed that these goals were attainable without the need to take unnecessary or inappropriate risks.  Short-term performance goals for 2009 included a mix, weighting and sharing of corporate, business unit and individual objectives among executives which helped to ensure that one objective did not overly influence or create undue short-term incentives for the executive officers.  Payouts of performance awards under the EICP generally occur at various and proportionate levels of performance and are capped at 200% of target to protect against excessively large short-term incentives.  The Compensation Committee also has discretion under our annual cash incentive plan, through the use of a multiplier, to modify the size of any award based on those factors it deems appropriate, such as whether an executive has caused the Company to incur unnecessary or excessive risk.

•                  A majority of our incentive compensation for named executive officers in 2009 was weighted toward long-term, equity-based incentives in the form of performance shares and restricted stock that contain a combination of time-based and performance-based conditions and focus our executive officers on ensuring the long-term viability and success of the Company.  Three-year performance share grants are made annually, which results in executives always having unvested long-term stock awards that could decrease significantly in value if our business is not managed for the long term and overlapping performance periods so any risks taken to increase payout under one award could jeopardize potential payouts under other awards.  Payouts of performance share awards occur at various and proportionate levels of performance and are capped at 200% of target to protect against excessively large payouts.

•                  We have executive officer stock ownership guidelines in place to ensure that each executive has a significant amount of personal wealth tied to the performance of our stock.  In addition, executive officers are required to retain at least 50% of any after-tax performance shares and restricted stock until the guidelines are met.

As part of its risk oversight function, our Audit Committee anticipates that it will continue to monitor the Company’s executive compensation program to ensure that it does not encourage excessive or unnecessary risk-taking by our executive officers.  In addition, the Company has determined that risks arising from its compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussion, recommended to the Board of Directors its inclusion into the 2010 Proxy Statement for submission to all shareholders.

The Compensation Committee is pleased to submit this report to the Company’s shareholders.

Members of the Compensation Committee:

Paul R. Bishop, Chair

Barbara S. Graham, Vice Chair

Glenn E. Harder

General Lester L. Lyles (Retired)

Pamela B. Morris

Appendix A

Benchmarking Companies

Towers Perrin 2008 Energy Services Executive Database

AGL Resources	Dominion Resources	Mirant Corporation	Puget Energy
Allegheny Energy	Duke Energy	MGE Energy	Reliant Resources
Allete	Dynegy	New York Power Authority	Salt River Project
Alliant Energy	E.ON U.S.	Nicor	SCANA
Ameren	Edison International	Northeast Utilities	Seminole Energy Services
American Electric Power	El Paso Corporation	NorthWestern Energy	Sempra Energy
American Transmission Areva NP	Electric Power Research Institute	NRG Energy	Southern Company Services
Ashmore Energy International	Enbridge Energy	NSTAR	Southern Union Company
Avista	Energen	NW Natural	Spectra Energy
BG US Services	Energy Future Holdings	OGE Energy	STP Nuclear Operating
Black Hills	Energy Northwest	Omaha Public Power	SUEZ Energy North America
California Independent System Operator	Entergy	Otter Tail	Targa Resources
Calpine	EPCO Exelon	Pacific Gas & Electric	Tennessee Valley Authority
CenterPoint Energy	FirstEnergy	PacifiCorp	TransCanada
Cheniere Energy	FPL Group	Pepco Holdings	UIL Holdings
City Public Service	Hawaiian Electric	Pinnacle West Capital	UniSource Energy
Cleco	IDACORP	PJM Interconnection	Unitil
CMS Energy	Integrys Energy Group	PNM Resources	Westar Energy
Colorado Springs Utilities	JEA	Portland General Electric	Williams Companies
Consolidated Edison	Knight	PPL	Wisconsin Energy
Constellation Energy	Lower Colorado River Authority	Progress Energy	Wolf Creek Nuclear
DCP Midstream	MDU Resources	Public Service Enterprise Group	Xcel Energy

Strategic Peer Group

Allete	El Paso Corporation	NSTAR	SCANA
Alliant Energy	Hawaiian Electric	NV Energy	UniSource Energy
Avista	IDACORP	Pepco Holdings	Westar Energy
Black Hills Power and Light	Integrys Energy Group	Pinnacle West Capital	Wisconsin Energy
Cleco	Northeast Utilities	Portland General Electric
CMS Energy	NorthWestern Energy	Puget Energy

Appendix B

Benchmarking Companies

Towers Perrin 2008 General Industry Executive Database

3M	Blockbuster	CSX	General Atomics
7-Eleven	Blyth	Cubic	General Dynamics
Abbott Laboratories	Bob Evans Farms	CVS Caremark	General Mills
ACH Food	Boehringer Ingelheim	Daiichi Sankyo	General Motors
Advanced Medical Optics	Boeing	Daimler Trucks North America	Genzyme
Advanced Micro Devices	Bombardier Transportation	Dannon	GEO Group
Aerojet	Booz Allen Hamilton	Day & Zimmermann	Getty Images
Agilent Technologies	Boston Scientific	Dean Foods	GlaxoSmithKline
Agrium U.S.	Bovis Lend Lease	Deluxe	Goodrich
Air Products and Chemicals	Bracco Diagnostics	DENSO International America	Gorton’s
Alcoa	Brady	Dentsply	Greif
Alexander & Baldwin	Bristol-Myers Squibb	Diageo North America	GTECH
Allergan	Bunge	Discovery Communications	GXS
Alliant Techsystems	Burger King	Donaldson	H. B. Fuller
Alstom Power	Burlington Northern Santa Fe	Dow Chemical	Hanesbrands
Altria Group	Bush Brothers	DuPont	Harland Clarke
American Airlines	Cameron International	E. W. Scripps	Harley-Davidson
American Crystal Sugar	Campbell Soup	Eastman Chemical	Harman International Industries
Ameron	Cardinal Health	Eaton	Harris
Ametek	Cargill	eBay	Hayes-Lemmerz
Amgen	Carlson Companies	Ecolab	HBO
Anchor Danly	Carpenter Technology	EDS	Henry Schein
Ann Taylor Stores	CashNetUSA	Eisai	Hercules
Applera	Catalent Pharma Solutions	Eli Lilly	Herman Miller
Appleton Papers	Caterpillar	Embarq	Hershey
Applied Materials	CB Richard Ellis Group	EMCOR Group	Hertz
ARAMARK	Celgene	Emerson	Hess
Arby’s Restaurant Group	Centex	Endo Pharmaceuticals	Hewlett-Packard
Archer Daniels Midland	Cephalon	Equifax	HNI
Armstrong World Industries	Ceridian	ESRI	HNTB
Arysta LifeScience North America	CH2M Hill	Essilor of America Evergreen Packaging	Hoffmann-La Roche Honeywell
AstraZeneca	Chesapeake	Exterran	Hormel Foods
AT&T	Chiquita Brands	Fairchild Controls	Hospira
Austria Microsystems	Choice Hotels International	FANUC Robotics America	Houghton Mifflin
Automatic Data Processing	Chrysler	Federal-Mogul	Hunt Consolidated
Avis Budget Group	CHS	Ferrero USA	Hyatt Hotels
Avon	CITGO Petroleum	Fiserv	IAC/Interactive
BAE Systems	COACH	Fleetwood Enterprises	IBM
Ball	Coca-Cola	Flint Group USA	IDEX
Barr Pharmaceuticals	Colgate-Palmolive	Fluor	IKON Office Solutions
Barrick Gold of North America	Connell	Ford	IMS Health
Baxter International	Continental Automotive Systems	Forest Laboratories	Intel
Bayer	Convergys	Fortune Brands	International Flavors & Fragrances
Bayer CropScience	Corning	Freeport-McMoRan Copper & Gold	International Game Technology
Beckman Coulter	Corporate Executive Board	G&K Services	International Paper
BIC	Corporate Express US	Gap	Invensys Controls
Big Lots	Covidien	GATX	ION Geophysical
Biogen Idec	Cox Enterprises	GE Healthcare	Iron Mountain
Bio-Rad Laboratories	Crown Castle	Genentech	Irvine Company Itochu International
J. C. Penney Company	Millipore	Rio Tinto	Target
J. M. Smucker	MOL America	Robert Bosch	TeleTech Holdings

J. R. Simplot	Molson Coors Brewing	Roche Diagnostics	Teradata
Jack in the Box	Monaco Coach	Roche Palo Alto	Terex
Jacobs Engineering	Motorola	Rockwell Automation	Terra Industries
JM Family	Mueller Water Products	Rockwell Collins	Texas Instruments
Johns-Manville	Nalco	Rohm & Haas	Textron
Johnson & Johnson	Nash-Finch	Rolls-Royce North America	Thomas & Betts
Johnson Controls	National CineMedia	Ryder Systems	Thomson Reuters Markets Division Americas
Jostens	National Semiconductor	S. C. Johnson	Time Warner
Kaman Industrial Technologies	National Starch & Chemical	Safety-Kleen Systems SAIC	Time Warner Cable Timex
Kellogg	Neoris USA	Sanofi-Aventis	T-Mobile
Kennametal	Nestle USA	Sanofi-Pasteur	Toro
Kerzner International	New York Times	Sara Lee	Trane
Kimberly-Clark	NIKE	SAS Institute	Tribune
KLA-Tencor	Nokia	SCA Americas	Tupperware
Koch Industries	Noranda Aluminum	Schering-Plough	Tyco Electronics
Kohler	Norfolk Southern	Schlumberger	U. S. Foodservice
L-3 Communications	Northrop Grumman	Schneider Electric	UCB
Lafarge North America	Novartis Consumer Health	Schreiber Foods	Ulticom
Land O’Lakes	Novo Nordisk Pharmaceuticals	Schwan’s	Underwriters Laboratories
Leggett & Platt	Novus Print Media Network	Scotts Miracle Gro	Uni-Select USA
Lenovo	Nycomed US	Seagate Technology	Unifi
Level 3 Communications	Nypro	Sealed Air	Unilever United States
LG Electronics USA	Occidental Petroleum	Securitas Security Services USA	Union Pacific
Lockheed Martin	Omnova Solutions	SENCORP	Unisys
Longs Drug Stores	Oshkosh Truck	Sensata Technologies	United Airlines
Lord	Owens Corning	Shaw Industries	United Rentals
Lorillard Tobacco	Owens-Illinois	Sherwin-Williams	United States Cellular
Luck Stone	Panasonic of North America	Shire Pharmaceuticals	United Technologies
Magellan Midstream Partners	Parker Hannifin	Siemens	Universal Studios Orlando
Makino	Parsons	Sigma-Aldrich	USG
Marriott International	Pepsi Americas	Sirius Satellite Radio	Valero Energy
Martin Marietta Materials	PepsiCo	Smith & Nephew	Verizon
Mary Kay	PerkinElmer	Smiths Detection	Viacom
Masco	Pitney Bowes	Smurfit-Stone Container	Virgin Mobile USA
Mattel	PMC Sierra	Sodexho	Vistar
Mazda North American Operations	PolyOne	Solvay Pharmaceuticals	Visteon
McClatchy	Potash	Sonoco Products	Volvo Group North America
McDermott	PPG Industries	Sony Corporation of America	Vulcan Materials
McDonald’s	Praxair	Spirit AeroSystems	Wackenhut Services
McGraw Hill	Pulte Homes	Springs Global US	Walt Disney
McKesson	Purdue Pharma	SprintNextel	Washington Savannah River
MDS Pharma Services	QUALCOMM	Stantec	Waste Management
MeadWestvaco	Quebecor World — US	Staples	Wendy’s International
Medco Health Solutions	Quintiles	Starbucks	Western Digital
Media General	Qwest Communications	Starwood Hotels & Resorts	Whirlpool
Medtronic	R. R. Donnelley	Steelcase	Wm. Wrigley Jr.
Merck	Ralcorp Holdings	Stewart & Stevenson	Wyeth
MessageLabs	Rayonier	SunGard Data Systems	Wyndham Worldwide
Metavante Technologies	Revlon	Sunoco	Xerox
MetroPCS Communications	Reynolds American	Sybron Dental Specialties	Yum! Brands
Micron Technology	RF Micro Devices	Sygenta Crop Protection	Zimmer Holdings
Millennium Pharmaceuticals	Rich Products	Takeda Pharmaceutical

EXECUTIVE COMPENSATION

Set forth below is certain information concerning the compensation of our Chief Executive Officer, our Chief Financial Officer, and each of our next three most highly compensated executive officers for 2009 (collectively, the “named executive officers”).  Compensation information for a named executive officer is given for the earliest of the last three completed years that the officer was a named executive officer of the Company and all subsequent completed years.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Paul M. Barbas President & CEO	2009	$683,654	$0	$1,174,913	$447,633	$30,407	$216,000	$2,552,607
	2008	$574,423	$0	$1,425,029	$593,000	$22,162	$209,284	$2,823,898
	2007	$520,385	$0	$610,542	$492,000	$0	$211,899	$1,834,826

Frederick J. Boyle SVP, Chief Financial Officer & Treasurer	2009	$330,192	$0	$1,162,959	$154,252	$32,988	$65,833	$1,746,224
	2008	$236,677	$30,000	$77,312	$111,700	$23,295	$48,871	$527,855

Daniel J. McCabe SVP & Chief Administrative Officer	2009	$280,154	$0	$1,247,652	$114,479	$30,165	$53,116	$1,725,566
	2008	$252,600	$0	$166,484	$141,395	$22,233	$52,110	$634,822
	2007	$189,231	$50,000	$288,470	$142,862	$0	$41,419	$711,982

Arthur G. Meyer SVP, Corporate & Regulatory Affairs	2009	$273,169	$36,891	$656,184	$147,565	$185,980	$112,767	$1,412,556
	2008	$246,700	$53,610	$108,195	$107,220	$100,780	$144,120	$760,625
	2007	$234,041	$0	$136,053	$128,200	$75,814	$181,666	$755,774

Douglas C. Taylor	2009	$299,285	$0	$708,521	$128,663	$20,636	$53,729	$1,210,834
SVP, General Counsel & Corporate Development	2008	$264,423	$0	$349,554	$164,502	$0	$119,717	$898,196

(1)          The amounts under this column for Mr. Boyle for 2008 and Mr. Meyer for 2008 and 2009 relate to additional performance-based bonus amounts paid to these officers that exceeded the amounts they earned under the Company’s Executive Incentive Compensation Plan (EICP) for meeting pre-established EICP annual performance goals.   The amount under this column for Mr. McCabe for 2007 relates to a signing bonus awarded to him upon his hiring.

(2)          Represents the aggregate grant date fair market values, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), for stock awards granted to the named executive officers in the applicable year.  See Note 12 to the Company’s financial statements that were filed with the SEC February 11, 2010, as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for assumptions made in determining the valuations for stock awards reported for 2007, 2008 and 2009.  LTIP performance share awards and Career Grant restricted stock awards granted under the Company’s Equity Performance and Incentive Plan (EPIP) are subject to performance conditions.  The grant date fair values of the LTIP performance share awards included in the table above were based upon the probable outcome that such awards would be earned at target performance levels and the grant date fair values of the Career Grant restricted stock awards included in the table above were based on the probable outcome that such awards would be fully earned, in each case consistent with the estimate of aggregate compensation costs to be recognized over the applicable service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.  The supplemental table set forth below shows the grant date fair market value of each of the LTIP performance share awards granted for years 2007, 2008 and 2009 to the named executive officers, assuming that the maximum performance level under the award is achieved.

	2007	2008	2009
Paul M. Barbas	2007-2009 LTIP: $1,221,083	2008-2010 LTIP: $1,270,058	2009-2011 LTIP: $2,018,627
Frederick J. Boyle	2007 compensation not reported in Summary Compensation Table	2008-2010 LTIP: $154,623	2009-2011 LTIP: $657,937
Daniel J. McCabe	2005-2007 LTIP: $48,868 2006-2008 LTIP: $132,787 2007-2009 LTIP: $276,485	2008-2010 LTIP: $332,968	2009-2011 LTIP: $408,202
Arthur G. Meyer	2007-2009 LTIP: $272,105	2008-2010 LTIP: $216,390	2009-2011 LTIP: $265,352
Douglas C. Taylor	2007 compensation not reported in Summary Compensation Table	2006-2008 LTIP: $72,012 2007-2009 LTIP: $268,888 2008-2010 LTIP: $358,209	2009-2011 LTIP: $522,519

(3)          Amounts shown include cash awards earned by named executive officers for meeting pre-established annual performance measures under our EICP.

(4)          The amounts shown reflect the aggregate increase in the actuarial value of the named executive officers’ benefits under all pension plans established by the Company determined using assumptions consistent with those used in the Company’s financial statements.  The Company did not provide above market or preferential earnings on nonqualified deferred compensation in 2007, 2008 or 2009.

(5)          See the two supplemental tables set forth below for a description of the amounts shown here for 2009.   Detailed information about “All Other Compensation” for 2007 and 2008 can be found in our prior Proxy Statements filed with the SEC.

The following supplemental table sets forth the compensation elements of the 2009 “All Other Compensation” column of the Summary Compensation Table.

All Other Compensation — 2009

Name	Perquisites & Other Personal Benefits (a)	Reimbursements of Taxes (b)	Registrant Contributions to Defined Contribution Plans (c)	Dividends Paid on Restricted Stock (d)	MSIP (e)	Total
Paul M. Barbas	$25,797	$1,838	$133,645	$54,720	$0	$216,000
Frederick J. Boyle	$23,900	$0	$37,888	$4,045	$0	$65,833
Daniel J. McCabe	$23,421	$697	$23,372	$5,626	$0	$53,116
Arthur G. Meyer	$22,622	$305	$32,848	$6,113	$50,879	$112,767
Douglas C. Taylor	$21,377	$553	$28,229	$3,570	$0	$53,729

(a)          See details for this column in the “Perquisites and Other Personal Benefits — 2009” supplemental table set forth below.

(b)         Represents amounts for reimbursements of taxes owed with respect to certain perquisites and personal benefits.

(c)          Includes for each named executive officer (i) the maximum annual $2,000 matching contribution paid by the Company under the Company’s qualified defined contribution plan, which plan and matching benefit are available to all Company employees and (ii) the Company’s 2009 contribution to the Supplemental Executive Defined Contribution Retirement Plan.

(d)         Represents dividends paid on unvested restricted stock awards that were not factored into the grant date fair value of the awards.

(e)          Represents a cash payout in 2009 under our Management Stock Incentive Plan for awards granted in prior years that vest and are paid out in cash ratably over a period of five years beginning in the sixth year from the year of grant.

The following supplemental table sets forth a summary of the perquisites and other personal benefits paid to named executive officers for 2009 and included in the “All Other Compensation - 2009” supplemental table above.

Perquisites and Other Personal Benefits — 2009

Name	Cash Perquisite Allowance	Personal Travel (i)	Charitable Contribution Matches (ii)	Total
Paul M. Barbas	$20,000	$3,797	$2,000	$25,797
Frederick J. Boyle	$20,000	$0	$3,900	$23,900
Daniel J. McCabe	$20,000	$1,421	$2,000	$23,421
Arthur G. Meyer	$20,000	$622	$2,000	$22,622
Douglas C. Taylor	$20,000	$1,127	$250	$21,377

(i)                       Amounts reflect actual out-of-pocket costs paid by the Company or paid by the individual and reimbursed by the Company for personal travel, food and beverage and miscellaneous expenses in connection with select and limited out-of-town business trips on which spouses or other family members accompanied the named executive officers.

(ii)                    Amounts reflect charitable matching contributions pursuant to a Company charitable matching program available to all directors and employees under which the Company matches contributions to certain organizations up to $2,000 per year.  The amount for Mr. Boyle includes $1,900 in charitable matching contributions for year 2008 that were matched in 2009 and not included in the 2008 compensation reported for him in the Summary Compensation Table.

Participation Agreements to Executive Officer Compensation Program.

As indicated in the “Compensation Discussion and Analysis” section of this Proxy Statement starting on page 23, the key components of compensation paid to Company executive officers that are reflected in the Summary Compensation Table were established under our executive officer compensation program.  The executive officer compensation program and its key components, such as our Executive Incentive Compensation Plan (EICP), Equity and Performance Incentive Plan (EPIP) and Long-Term Incentive Plan (LTIP), are described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

All executive officers sign agreements (“Participation Agreements”) electing to participate in our executive officer compensation program.  In connection with the adoption of the program in 2006, the Participation Agreements of certain executive officers, including certain named executive officers, contained provisions waiving a majority of these officers’ rights under pre-existing employment agreements and/or other agreements.  In consideration of their signing the Participation Agreements, these officers retained certain vested and other compensation elements awarded uniquely to them in prior years.  Executive officers also may be entitled to other compensation and benefits, such as signing bonuses and relocation expenses, in connection with their hiring or pursuant to their Participation Agreements.  These compensation and benefits are, as applicable, included in the compensation tables in this Proxy Statement.  As a condition to participation in our executive officer compensation program, each executive officer agrees not to, during his or her employment and for a period of two years following termination of employment, solicit Company employees, interfere with the Company’s employee relationships or solicit the Company’s retail customers.

Mr. Barbas signed a Participation Agreement on September 8, 2006, which granted to him the opportunity to participate in our executive officer compensation program.  Mr. Barbas’ Participation Agreement also granted to him a $150,000 signing bonus and reimbursement for expenses associated with his relocation to the Dayton, Ohio area.

Mr. Boyle signed a Participation Agreement on June 30, 2006, which granted to him the opportunity to participate in our executive officer compensation program.

Mr. McCabe signed a Participation Agreement effective January 13, 2007, which granted to him the opportunity to participate in our executive officer compensation program.  Mr. McCabe’s Participation Agreement also granted to him a $50,000 signing bonus for joining our Company in March 2007.

Mr. Meyer signed a Participation Agreement on March 6, 2006, which granted to him the opportunity to participate in our executive officer compensation program.  In consideration of his agreement to waive his rights under pre-existing employment and letter agreements, Mr. Meyer was permitted at that time to keep the following pre-existing compensation and benefits:

•                  The right to receive amounts payable under our Management Stock Incentive Plan, subject to certain non-competition and confidentiality obligations.  Our Management Stock Incentive Plan is described further below.

•                  The right to receive Company-paid lifetime medical coverage for himself and his family upon his resignation or termination of employment with the Company.

•                  The right to receive certain supplemental retirement benefits awarded to him in previous years under our Supplemental Executive Retirement Plan.

•                  The option to purchase up to 50,000 Company common shares at an exercise price of $29.625 per share pursuant to a Management Stock Option Agreement dated January 1, 2001.

Mr. Taylor signed a Participation Agreement on January 2, 2008, which granted to him the opportunity to participate in our executive officer compensation program.  In addition, Mr. Taylor was entitled to receive reimbursement for his costs in relocating to the Dayton, Ohio area.

Management Stock Incentive Plan.

Mr. Meyer is a participant in a Management Stock Incentive Plan (“MSIP”) maintained by the Company.   Under the MSIP, stock incentive units (“SIUs”) were granted by the Compensation Committee to select MSIP participants.  Each SIU represented one Company common share.  SIUs were earned based on the achievement of performance criteria set by the Compensation Committee and vested over time (subject to acceleration of earning and vesting on the occurrence of certain events or at the discretion of our Chief Executive Officer or the Compensation Committee).  Earned SIUs were credited to a participant’s account under the MSIP and were entitled to dividend equivalents, which were reinvested as additional SIUs.

New awards, and future dividends on all awards, under the MSIP were discontinued in 2000.  MSIP awards become vested, and are paid out in cash, ratably over a period of years beginning in the sixth year from the year of grant.  The actual payout of an award is calculated using an average of the month-end closing Company stock price for the three months preceding the payment date.  An individual generally must be employed by the Company on the vesting date in order to receive a vested MSIP award.  Mr. Meyer received cash payouts pursuant to awards previously granted to him from 1997 to 2000.  The cash payout amounts of MSIP awards that vested and were paid to Mr. Meyer in 2009, 2008 and 2007 are included under the “All Other Compensation” column of the Summary Compensation Table for those years.

Grants of Plan-Based Awards — 2009

The following table sets forth certain information about the non-equity and equity-based awards made to the named executive officers during 2009.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Awards ($)
Paul M. Barbas
EICP	02/25/09	$253,125	$506,250	$1,012,500
2009-2011 LTIP	02/25/09				22,815	45,629	91,258		$1,009,313
Matching Shares	12/31/09							6,000	$165,600
Frederick J. Boyle
EICP	02/25/09	$82,500	$165,000	$330,000
2009-2011 LTIP	02/25/09				7,436	14,872	29,744		$328,969
Career Grant	09/17/09					14,194			$369,896
Match Shares	12/31/09							16,815	$464,094
Daniel J. McCabe
EICP	02/25/09	$61,425	$122,850	$245,700
2009-2011 LTIP	02/25/09				4,614	9,227	18,454		$204,101
Career Grant	09/17/09					11,742			$305,997
Match Shares	12/31/09							26,723	$737,555
Arthur G. Meyer
EICP	02/25/09	$59,895	$119,790	$239,580
2009-2011 LTIP	02/25/09				2,999	5,998	11,996		$132,676
Restricted Stock	07/29/09							5,000	$120,350
Career Grant	09/17/09					11,449			$298,361
Match Shares	12/31/09							3,797	$104,797
Douglas C. Taylor
EICP	02/25/09	$65,520	$131,040	$262,080
2009-2011 LTIP	02/25/09				5,906	11,811	23,622		$261,259
Career Grant	09/17/09					12,525			$326,402
Match Shares	12/31/09							4,379	$120,860

Each of the named executive officers was granted a non-equity incentive plan award under our Executive Incentive Compensation Plan (“EICP”) for 2009.  The EICP is a performance-based, cash incentive plan based on annual corporate, business unit and individual goals.  The EICP is more thoroughly described starting on page 29 in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Each of the named executive officers was granted an award of performance shares under our Long-Term Incentive Plan (“LTIP”) for the 2009-2011 LTIP cycle.  The LTIP is a long-term, performance-based equity incentive plan and is more thoroughly described starting on page 34 in the “Compensation Discussion and Analysis” section of this Proxy Statement.  Generally, each officer must be employed by the Company or a subsidiary at the end of the applicable cycle in order to receive his LTIP award for that cycle.  Each officer earns dividends and has voting rights only on the earned performance shares that he or she receives at the end of the cycle.  The LTIP performance share awards reported in the table above are subject to a market performance condition and the grant date fair values of such awards included in the table are based upon the probable outcome that such awards would be earned at target performance, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.  LTIP performance share awards are valued based on the closing market price of the Company’s common stock on the business day immediately preceding the grant date.

Each of the named executive officers received restricted stock awards in 2009 under our Equity and Performance Incentive Plan (“EPIP”).  The EPIP is a performance-based incentive plan approved by our shareholders in 2006 and is more thoroughly described starting on page 34 in the “Compensation Discussion and Analysis” section of this Proxy Statement.  All shares of Company restricted stock are entitled to dividends as declared and paid on Company common stock and have the same voting rights as Company common stock.  Restricted stock awards are valued based on the grant date closing market price of the Company’s common stock.

Mr. Barbas was granted 6,000 shares of restricted stock on December 31, 2009, pursuant to a stock purchase matching program established for Mr. Barbas in 2008 under which the Company matches each share of Company common stock purchased by Mr. Barbas in the open market through May 2010 with a share of Company restricted stock, up to a maximum of 25,000 matching shares.  Matching shares of restricted stock are automatically granted to Mr. Barbas on the last day of each fiscal quarter based on acquisitions of Company common stock made by him during his matching program’s two-year term.  Mr. Barbas’ 6,000 matching shares of restricted stock granted in 2009 generally vest on December 31, 2012, as long as Mr. Barbas remains continuously employed by the Company or a subsidiary until such date and still owns the corresponding 6,000 Company common shares that he purchased in the open market and to which the matching shares relate.

Mr. Meyer was granted 5,000 shares of restricted stock on July 29, 2009.  These restricted shares generally vest on July 29, 2011, as long as Mr. Meyer remains continuously employed by the Company or a subsidiary until such date.

Each of the named executive officers (other than Mr. Barbas) was granted a “Career Grant” of Company restricted stock on September 17, 2009, with time-based and performance-based vesting requirements.   Each Career Grant award consists of the target number of shares reflected in the table above that can be earned by the named executive officer and does not include any opportunity to earn shares above or below the target number of shares.  Career Grant restricted stock generally vests on September 16, 2014, as long as the executive officer remains continuously employed by the Company or a subsidiary until such date and the year over year average diluted earnings per share of the Company from 2009 — 2013 has increased by at least 1%.   The Career Grant restricted stock reported in the table above is subject to a performance condition and the grant date fair values of such awards included in the table are based upon the probable outcome that such awards would be fully earned by the named executive officers, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.  Additional information about the Career Grant restricted stock is located starting on page 37 in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Pursuant to a restricted stock matching program also established under our EPIP on September 16, 2009 for executive officers (other than Mr. Barbas), Messrs. Boyle, McCabe, Meyer and Taylor were awarded “Match Shares” of Company restricted stock in 2009.  The restricted stock matching program is discussed on page 38 in the “Compensation Discussion and Analysis” section of this Proxy Statement.    Match Shares are automatically granted to named executive officers on the last day of each fiscal quarter based on acquisitions of Company common stock made by the named executive officers during the matching program’s three-year term.  Match Shares generally vest three years after they are granted as long as the named executive officer remains continuously employed by the Company or a subsidiary until the vesting date and still owns the acquired Company common shares to which the Match Shares relate.  The Match Shares awards reflected in the table above consist of those awards granted to participating named executive officers on December 31, 2009, based on their acquisition of Company common stock during the fourth quarter of 2009.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table sets forth a summary of all option and stock awards of the named executive officers that were outstanding as of December 31, 2009.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Paul M. Barbas			$0.00		45,000	(2)	$1,242,000	146,406	(6)	$4,040,806
Frederick J. Boyle			$0.00		16,815	(3)	$464,094	50,652	(6)(7)	$1,397,995
Daniel J. McCabe			$0.00		28,723	(3)(4)	$792,755	44,654	(6)(7)	$1,232,450
Arthur G. Meyer	50,000	(1)	$29.63	01/01/2011	8,797	(3)(5)	$242,797	32,841	(6)(7)	$906,412
Douglas C. Taylor			$0.00		4,379	(3)	$120,860	51,701	(6)(7)	$1,426,948

(1)                      Mr. Meyer’s 50,000 options vested on January 1, 2006.

(2)                      Includes 10,000 shares of restricted stock that generally vest on December 31, 2010; 9,000 shares of restricted stock that generally vest on September 30, 2011; 10,000 shares of restricted stock that generally vest on December 31, 2011; and 16,000 shares of restricted stock that generally vest on December 31, 2012, in each case assuming Mr. Barbas remains continuously employed by the Company or a subsidiary until the applicable vesting date.

(3)                      Includes shares of restricted stock that generally vest on December 31, 2012, assuming the individual remains continuously employed by the Company or a subsidiary until the vesting date:  Mr. Boyle — 16,815 shares; Mr. McCabe — 26,723 shares; Mr. Meyer — 3,797 shares; and Mr. Taylor — 4,379 shares.

(4)                      Includes 2,000 shares of restricted stock that vested on March 5, 2010.

(5)                      Includes 5,000 shares of restricted stock that generally vest on July 29, 2011, assuming Mr. Meyer remains continuously employed by the Company or a subsidiary until the vesting date.

(6)                      Includes performance share awards for the 2008-2010 cycle under the Company’s Long-Term Incentive Plan, assuming maximum performance, which generally vest on December 31, 2010, assuming the individual remains continuously employed by the Company or a subsidiary until the vesting date:  Mr. Barbas — 55,148 shares; Mr. Boyle — 6,714 shares; Mr. McCabe — 14,458 shares; Mr. Meyer — 9,396 shares; and Mr. Taylor — 15,554 shares.

Includes performance share awards for the 2009-2011 cycle under the Company’s Long-Term Incentive Plan, assuming maximum performance, which generally vest on December 31, 2011, assuming the individual remains continuously employed by the Company or a subsidiary until the vesting date:  Mr. Barbas — 91,258 shares; Mr. Boyle — 29,744 shares; Mr. McCabe — 18,454 shares; Mr. Meyer — 11,996 shares; and Mr. Taylor — 23,622 shares.

(7)                      Includes shares of restricted stock that generally vest on September 16, 2014, assuming the individual remains employed by the Company or a subsidiary until the vesting date and a Company performance condition is met:  Mr. Boyle — 14,194 shares; Mr. McCabe — 11,742 shares; Mr. Meyer — 11,449 shares; and Mr. Taylor — 12,525 shares.

(8)                      These values are based on the closing market price of Company common stock on December 31, 2009 of $27.60 per share.

Options Exercises and Stock Vested — 2009

The following table sets forth certain information concerning the named executive officers’ exercise of options and the vesting of stock awards during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Paul M. Barbas			42,310		$1,167,756
Frederick J. Boyle			5,305		$146,418
Daniel J. McCabe			7,542		$208,159
Arthur G. Meyer			7,423	(1)	$204,875	(1)
Douglas C. Taylor			8,934		$246,578

(1)          Of the amounts shown, Mr. Meyer deferred 6,974 performance shares (equal to $190,888 in value) in connection with the December 31, 2009 vesting of his Long-Term Incentive Plan 2007-2009 LTIP cycle award.  The terms of deferral for LTIP awards are described on page 55 of this Proxy Statement.

Pension Benefits — 2009

The following table sets forth the number of years of credited service and the estimated present value of accumulated benefit (in each case, computed as of the pension plan measurement date used for our fiscal year ended December 31, 2009 audited financial statements) for the named executive officers under The Dayton Power and Light Company Retirement Income Plan (the “DP&L Retirement Income Plan”) and our Supplemental Executive Retirement Plan (“SERP”).  During 2009, no payments or benefits under these plans were paid to any of the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Paul M. Barbas	DP&L Retirement Income Plan	2		$52,569
Frederick J. Boyle	DP&L Retirement Income Plan	3		$74,917
Daniel J. McCabe	DP&L Retirement Income Plan	2		$52,398
Arthur G. Meyer	DP&L Retirement Income Plan SERP	16 14	$ $	611,538 666,667
Douglas C. Taylor	DP&L Retirement Income Plan	1		$20,636

The DP&L Retirement Income Plan is a qualified defined benefit plan that provides retirement benefits to employees of the Company, including the named executive officers, who have attained age 21 and completed at least one year of service.  In general, employees receive pension benefits in an amount equal to (a) 1.25% of the average of the employee’s highest three consecutive annual base salaries for the five years immediately preceding the employee’s termination of employment, plus 0.45% of such average base salary pay in excess of the employee’s Social Security wages, multiplied by (b) the employee’s years of service (not exceeding 30 years).  No extra years of service are credited under the terms of the DP&L Retirement Income Plan.  Generally, an employee’s normal pension retirement benefits are fully available on his or her 65th birthday.   If an employee is no longer employed by the Company prior to vesting in the DP&L Retirement Income Plan (five years), the employee forfeits his or her pension benefits.  Early retirement benefits are available to employees at any time once they reach age 55 and have 10 years of vesting service.  However, if pension payments start before reaching age 62, the monthly benefit is reduced by 3/12% for each month before age 62.  If an employee receives early retirement benefits before age 65, the employee is entitled to receive $187.50 per month until age 65 in addition to the regular pension benefit.  Mr. Meyer is the only named executive officer currently eligible for this early retirement alternative.  Generally, pension benefits under the DP&L Retirement Income Plan are paid in monthly installments upon retirement; however, such benefits may be paid in a lump sum depending on the amount of pension benefits available to the employee.  Employees have a right to choose a surviving spouse benefit option.  If this option is chosen, pension benefits to the employee are reduced.

The Company established, effective January 1, 1977, a supplemental retirement plan for key employees of the Company (the “SERP”) to provide retirement benefits to these key employees that were lost due to tax regulations that imposed certain limits on the key employees under the DP&L Retirement Income Plan.  Of the named executive officers, only Mr. Meyer participates in the SERP.  SERP benefits were no longer awarded after December 2004.  Mr. Meyer retained his rights to supplemental retirement benefits under the SERP, but his benefit was frozen at the 2004 level, such that no future changes in years of service or compensation would be reflected in the calculation of his benefit.   The benefits under the SERP are paid in monthly installments upon retirement; however, such benefits may be paid in a lump sum upon a separation of service within the context of a change of control or if requested by the executive and approved by the Compensation Committee.  An executive has the right to choose a surviving spouse benefit option.  If this option is chosen, SERP benefits to the executive are reduced.

See Note 9 to the Company’s financial statements that were filed with the SEC February 11, 2010, as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for a discussion of the assumptions made in quantifying the present values of the accumulated benefit reflected in the table above for the DP&L Retirement Income Plan and the SERP.  Note 9 begins on page 98 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Nonqualified Deferred Compensation — 2009

The following table sets forth information concerning compensation deferred by our named executive officers under our Supplemental Executive Defined Contribution Retirement Plan (“SEDCRP”), our Key Employees Deferred Compensation Plan (“KEDCP”) and our Long-Term Incentive Plan (“LTIP”) for the 2007-2009 LTIP cycle.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Paul M. Barbas SEDCRP	$0	$131,645	$431	$0	$359,057
Frederick J. Boyle SEDCRP	$0	$35,888	$71	$0	$73,607
Daniel J. McCabe SEDCRP	$0	$21,372	$11,578	$0	$68,889
Arthur G. Meyer
SEDCRP	$0	$30,848	$105	$0	$86,504
KEDCP	$0	$0	$11,631	$0	$246,545
2007-2009 LTIP	$190,888	$0	$0	$0	$190,888
Douglas C. Taylor SEDCRP	$0	$26,229	$12,881	$0	$70,535

(1)              All contributions set forth in this column were made pursuant to the Company’s Long-Term Incentive Plan for 2007-2009 LTIP cycle performance share awards that were granted in 2007 and that vested in 2009.  These contributions are not required to be reported as compensation for 2009 in the Summary Compensation Table.

(2)              All contributions set forth in this column were made under the Company’s Supplemental Executive Defined Contribution Retirement Plan and are also reported under the “All Other Compensation” column for 2009 in the Summary Compensation Table.

(3)              None of the aggregate earnings set forth in this table are included in the Summary Compensation Table because such aggregate earnings were not above-market earnings.

(4)              Of the SEDCRP balance amounts shown, the following amounts were reported as compensation under the “All Other Compensation” column for 2008 in the Summary Compensation Table:  Mr. Barbas - $142,200; Mr. Boyle — $26,505; Mr. McCabe — $25,049; Mr. Meyer - $27,005; and Mr. Taylor — $31,425; the following amounts were reported as compensation under the “All Other Compensation” column for 2007 in the Summary Compensation Table:  Mr. Barbas - $119,550; Mr. McCabe — $16,064; and Mr. Meyer - $20,910; and no amounts were required to be reported for 2006 in our previously filed Summary Compensation Table.  Of the 2007-2009 LTIP balance amount shown for Mr. Meyer, $136,053 was reported for Mr. Meyer under the “Stock Awards” column for 2007 in the Summary Compensation Table.

The SEDCRP is a nonqualified defined contribution retirement plan that provides additional retirement benefits to certain executive officers, including the named executive officers, beyond the dollar limitation on compensation imposed under U.S. tax laws.  Each year, the Company records a contribution for each named executive officer equal to 15% of the officer’s annual base salary and EICP cash bonus award that exceeds the annual compensation limits imposed by the tax laws ($245,000 in 2009).  Vesting for these benefits occurs after five years of Company service or upon death, disability or a change of control.  SEDCRP amounts are credited to an account for the participant and hypothetical investments are made and credited as designated by the participant.   Investment options include tracking units of publicly traded mutual funds.  DPL stock is not an eligible investment option.  Participants may change their investment selections quarterly.  Upon a separation of service from the Company, an executive generally receives a lump sum payment in full of his vested account balance six months after the separation.  If separation of service is due to retirement from the Company, the vested account balance is paid in five equal annual installments beginning six months after retirement, except if the vested account balance is $100,000 or less, in which case it is paid as a lump sum six months after retirement.  Subject to IRS limitations, upon a participant’s disability, or if a change of control occurs, the account balance is paid as a lump sum within 90 days of the event, and if separation of service is due to death, the account balance is paid as a lump sum within 60 days notice of the participant’s death.

We also maintain the 2006 Deferred Compensation Plan for Executives (the “DCP”), and the Key Employees Deferred Compensation Plan (the “KEDCP”), which allow a select group of highly compensated employees, including the named executive officers, to defer the receipt of all or a portion of their earned pre-tax base salaries and incentive compensation cash payments.  The DCP was adopted in 2006 as a successor to the KEDCP.  Although certain named executive officers have deferred compensation into the KEDCP in the past, all deferrals made after December 2006 must be made under the DCP.  If an individual elects to defer any amount of his or her cash compensation, such deferred amounts are not reported (for tax purposes) as compensation in the year earned and are credited to the individual’s deferred compensation plan account.  We provide for our obligations to participants under the KEDCP through a master trust, but the DCP is an unfunded plan.  Deferred amounts under either plan are credited to a separate account for the participant and hypothetical investments are made and credited as designated by the participant.  Company restricted stock units are an eligible investment option under the KEDCP, but not under the DCP.  Company restricted stock units held under the KEDCP are entitled to dividend equivalents as declared and paid that are reinvested in additional restricted stock units.  Restricted stock units under the KEDCP are not entitled to voting rights.  Deferred compensation plan account balances accrue earnings based on the investment options selected by the participant.  Participants may change their investment selections quarterly.  Plan account balances generally are paid following the termination of the participant’s employment with us (subject to a hardship exception for early withdrawal under the DCP).  Payments are paid in a lump sum or in installments over a period of up to 20 years, as determined by the participant’s deferral election form. Our Chief Executive Officer has discretion under the KEDCP plan to approve lump sum payments to participants upon a change of control or separation of service.  In addition, upon a separation of service within the context of a change of control, a participant can elect to receive an immediate lump sum payment of 90% of his or her KEDCP account balance and forfeit the remaining 10% of the balance.  Balances under the KEDCP that were not invested in Company restricted stock units are paid in cash and balances under the KEDCP that were invested in Company restricted stock units are paid in Company common shares.

Our current LTIP has a deferral feature that grants to each named executive officer the right to defer receipt of earned performance shares under the LTIP pursuant to a written election completed by the executive.  Any performance shares so deferred are credited to an account in the executive officer’s name and are 100% vested at all times.  Deferred performance shares earn dividend equivalents as declared and paid on Company common stock that are reinvested in additional performance shares.  Deferred performance shares are not entitled to voting rights until distribution to the participant.  The minimum deferral period is the lesser of one year and termination of employment, subject to a hardship exception for early withdrawal.  Payment of deferred performance shares is made in a lump sum (mandatory for account balances less than $500) or in annual installments over a period of up to 20 years, as provided in the executive officer’s deferral election form.  There are certain circumstances (e.g., the executive officer’s account is less than $500 at termination of employment or a change of control has occurred) which require an immediate payment of common shares to the executive officer regardless of his or her deferral election form.  No named executive officers have deferred any of their earned LTIP performance shares, except Mr. Meyer who deferred all of his performance shares earned (net of shares withheld for local and FICA taxes) on December 31, 2009 for the 2007-2009 LTIP cycle.

Employment Termination and Change of Control Payments

Set forth below are a discussion and two tables describing payments that could be made to named executive officers due to the termination of their employment with us or in the context of a change of control of our Company.  The discussion describes generally the payments and benefits that these named executive officers are entitled to receive under our Severance Pay and Change of Control Plan (the “Severance Plan”) and other plans and agreements that contain termination and change of control provisions (excluding plans and agreements that do not discriminate in scope, terms or operation in favor of executive officers and are generally available to all Company salaried employees).  The first table summarizes the types of payments and benefits, as applicable, that the named executive officers would be entitled to under various scenarios.  The second table sets forth the values of these payments and benefits, on a per item basis, assuming that the named executive officers’ terminations of employment or a change of control occurred on December 31, 2009.

If the Company terminates a named executive officer without cause and not due to death or disability, and not within a change of control setting, the named executive officer is entitled to receive under our Severance Plan an amount equal to his annual base salary rate then in effect and target Executive Incentive Compensation Plan (“EICP”) cash award for the year.  In addition, the named executive officer would be entitled to six months of Company paid outplacement services and to continued participation, at the Company’s cost, in the Company’s medical plan for twelve months or until the named executive officer becomes eligible for coverage under another medical plan (subject to IRS limitations).  Cash severance payments to a named executive outside of a change of control setting are payable in equal installments over a twelve month period according to the Company’s payroll policies, assuming there are no IRS restrictions impacting the payments

If, in connection with a change of control of our Company and within a period of time (two years for our CEO and one year for each other named executive officer), a named executive officer is terminated without cause and not due to death or disability, or resigns for good reason, the named executive officer is entitled to receive under the Severance Plan (i) an applicable multiple (three times for our CEO and two times for each other named executive officer) of his annual base salary rate then in effect, of his target EICP cash award for the year and of a $20,000 allowance amount, (ii) annual contributions (three years for our CEO and two years for each other named executive officer) that the Company would have made for the named executive officer under our Supplemental Executive Defined Contribution Retirement Plan (the “SEDCRP”), (iii) an additional amount equal to his target EICP cash award pro-rated to the date of termination, (iv) vesting of his target equity awards under our Equity and Performance Incentive Plan pro-rated to the date of termination, (v) six months of Company paid outplacement services and (vi) subject to IRS limitations, continued participation in the Company’s medical plan (three years for our CEO and two years for each other named executive officer) at the Company’s cost.  A named executive officer also would be entitled to receive an additional payment to reimburse him for excise taxes (and any associated taxes) imposed on his change of control payments and benefits under the Severance Plan and any other Company plans or agreements if such payments and benefits exceed 110% of the safe harbor amount that would not subject the executive to these taxes.  If the amount of the change of control payments and benefits are equal to or less than 110% of the safe harbor amount, the change of control payments and benefits to the executive officer will be reduced to the extent necessary to avoid imposition of excise taxes.  By paying an executive’s excise and associated taxes, the executive is able to retain the same amount that he would have received had the excise taxes not been imposed.  The Company has announced that it will not offer this tax gross-up benefit to any new participant in the Severance Plan on or after January 1, 2010.

Under the Severance Plan,

•      “cause” is generally defined as (i) any willful or negligent material violation of any applicable securities laws (including the Sarbanes-Oxley Act of 2002), (ii) any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion of any asset or business opportunity of the Company, (iii) a conviction of, or entering into a plea of no contest to, a felony, (iv) an intentional, repeated or continuing violation of any of the Company’s policies or procedures that occurs or continues after the Company has given notice of a material violation thereof, or (v) a breach of a written covenant or agreement with the Company, which is material and which is not cured within 30 days after written notice thereof from the Company;

•      “good reason” is generally defined as, following a change of control, (i) a demotion or a material reduction in the participant’s position, duties, responsibilities, and status with the Company, (ii) a material reduction by the Company of a participant’s base salary, or (iii) the relocation of the Company’s principal executive offices more than 50 miles from their current location or requiring a participant to be based at a location more than 50 miles from his or her location on the date of the change in control; and

•      “change of control” is generally defined as the consummation of any change of control of DPL, or its principal subsidiary, DP&L, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A under the Exchange Act, as determined by the Board of Directors of DPL in its sole discretion, including, subject to specified exceptions, any of the following:  (i) a person becoming the beneficial owner of 25% or more of the combined voting power of the then outstanding voting stock of DPL or DP&L if the acquisition of such beneficial ownership is not approved by the Board of Directors of DPL prior to the acquisition or 50% or more of such combined voting power in all other cases, subject to specified exceptions; (ii) the consummation of certain mergers, consolidations, combinations or share acquisitions involving DPL or DP&L; (iii) a sale, lease, exchange or other transfer or disposition of all or substantially all of the assets of DPL or DP&L; (iv) board members (or their successors) ceasing to constitute a majority of the Board of Directors of DPL or DP&L; or (v) shareholder approval of a complete liquidation or dissolution of DPL or DP&L.

Cash severance payments payable to a named executive officer in a change of control setting are generally payable in a lump sum as soon as practicable after the termination date, assuming there are no IRS restrictions impacting the payments.  Whether or not a change of control has occurred, no payment will be made under the Severance Plan to a terminated named executive officer unless he signs a release that waives claims against the Company and contains confidentiality and non-disparagement covenants and agrees to a non-solicitation clause that prohibits the solicitation of Company employees and retail customers for two years after termination.  A copy of our Severance Plan was filed with the SEC February 22, 2008, as part of our Annual Report on Form 10-K for fiscal year ended December 31, 2007.

Aside from our Severance Plan, the following Company plans and agreements (excluding plans and agreements that do not discriminate in scope, terms or operation in favor of executive officers and are generally available to all Company salaried employees) contain provisions that provide or enhance payments or benefits to named executive officers due to termination and/or a change of control.

•                  A named executive officer’s unvested target performance share awards granted under our current Long-Term Incentive Plan become vested upon, and prorated to the date of, any of the following events:  a change of control, Company approved retirement and termination of employment due to death or disability.  Performance share awards that vest upon a change of control or termination due to death or disability are generally paid as soon as practicable following the applicable event.   Performance share awards that vest upon a Company approved retirement are generally paid as soon as practicable following the end of each applicable award’s performance period.  Our Board of

Directors also has discretion to vest performance share awards in the case of unforeseeable emergency or other special circumstances.  Deferred performance shares are also paid as soon as practicable following a change of control.

•                  Unvested restricted stock awards granted under our Equity and Performance Incentive Plan and governed by individual award agreements fully vest upon death, disability or a change of control, as long as the individual is employed by the Company or any of its subsidiaries when the event occurs.  Our Board of Directors also has discretion to vest restricted stock awards upon normal or early retirement or in the case of unforeseeable emergency or other special circumstances.

•                  Under our Management Stock Incentive Plan (“MSIP”), a participant’s unvested MSIP awards vest if he is terminated in connection with a change of control and are paid out immediately in a lump sum.  In addition, unvested MSIP awards fully vest upon a participant’s death and are paid out as soon as practicable following the death.   Pursuant to a letter agreement, Mr. Meyer’s MSIP awards are conditioned on his compliance with confidentiality and non-disclosure covenants and his agreement not to compete with us in certain geographic areas during his employment and, if he voluntarily terminates his employment or his employment is terminated by us for cause, for two years after his termination.

•                  Upon his termination of employment for any reason, Mr. Meyer is entitled to lifetime Company paid health insurance coverage for himself and his dependants under the Company’s Executive Healthcare Plan and to payments based on his accrued benefits under the Company’s Supplemental Executive Retirement Plan (“SERP”).  Payments under the SERP are generally paid as a single life annuity, provided that lump sum payments may be approved by the Compensation Committee and paid in full or in installments up to 20 years and a participant is entitled to an immediate lump sum payment if his employment is terminated in a change of control setting.

•                  Under our SEDCRP, a participant’s unvested Company SEDCRP contributions fully vest upon a change of control or a participant’s death or disability.  Subject to IRS limitations, account balances are generally paid out in a lump sum within 90 days of a change of control or a participant’s disability.  If separation of service is due to death, account balances are generally paid out in a lump sum within 60 days notice of the participant’s death.  Upon termination of employment for any other reason, each named executive officer is entitled to his vested benefits under the SEDCRP in accordance with the provisions of the plan.

•                  Upon termination of employment for any reason, each named executive officer is entitled to his vested benefits under the DP&L Key Employees Deferred Compensation Plan (“KEDCP”) in accordance with the provision of the plan.  The Company’s Chief Executive Officer may in his discretion approve an early distribution of all or a portion of a named executive officer’s vested KEDCP account in the event of an employment termination or a change of control.  In addition, if a named executive officer is terminated for any reason after a change of control, the officer may request that 90% of his vested KEDCP account be paid to him in a lump sum within ten days after his request.  The remaining 10% of the account is forfeited by making such a withdrawal.

The following table sets forth a summary of the types of payments and benefits discussed generally above that named executive officers would be entitled to receive under various scenarios in connection with employment termination or a change of control of the Company.

Types of Change of Control and Termination Payments and Benefits

Benefit	Voluntary Termination	For Cause Termination	Termination Due to Death	Termination Due to Disability	Without Cause Termination	Change of Control	Change of Control and Subsequent Termination (3)
Cash Severance
Annual Base Salary and Target EICP Award	None	None	None	None	1X	None	CEO 3X Officers 2X
Additional Target EICP Award	None	None	None	None	None	None	Pro Rata
$20,000 Allowance Amount	None	None	None	None	None	None	CEO 3X Officers 2X
SEDCRP Contributions	None	None	None	None	None	None	CEO 3X Officers 2X

Equity and Non-Equity Awards
Restricted Stock	Forfeited	Forfeited	Vests (2)	Vests (2)	Forfeited	Vests	Vests
Target LTIP Performance Shares	Pro Rata (1)	Forfeited	Pro Rata	Pro Rata	Forfeited	Pro Rata	Pro Rata
Management Stock Incentive Plan	Forfeited	Forfeited	Vests (2)	Forfeited	Forfeited	N/A	Vests

Retirement Benefits
SEDCRP Unvested Amounts	None	None	Vest (2)	Vest (2)	None	Vest	Vest
SEDCRP Vested Amounts	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits
KEDCP Vested Amounts	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits	90% Benefits	Full Benefits
Executive Healthcare Plan	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits	None	Full Benefits
SERP Vested Amounts	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits	None	Full Benefits
Deferred LTIP Shares	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits	Full Benefits

Other Benefits
Medical Plan Coverage	None	None	None	None	12 months	None	CEO 3 years Officers 2 years
Outplacement Services	None	None	None	None	6 months	None	6 Months
Tax Gross-Ups	None	None	None	None	None	None	Excise and associated taxes

(1)          Pro rata vesting occurs only if the voluntary termination is a Company approved retirement.

(2)          Vesting occurs upon the occurrence of the event of death or disability, as applicable.

(3)          For amounts under this column that are payable under our Severance Plan, the named executive officer must be terminated without cause and not due to death or disability, or must resign with good reason within two years (CEO) or one year (other named executive officers).

The following table sets forth in detail the value of the payments and benefits discussed generally above that each named executive officer would have been entitled to receive, on a per item basis, due to a change of control of our Company or an employment termination on December 31, 2009.  Payment amounts reflected in the table are based on the closing market price of Company common stock on December 31, 2009 of $27.60 per share.

Value of Change of Control and Termination Payments and Benefits — December 31, 2009

Benefit	Voluntary Termination	For Cause Termination	Termination Due to Death (5)	Termination Due to Disability (6)	Termination Without Cause	Change of Control	Change of Control and Subsequent Termination(7)
Annual Salary and Target EICP Award
Paul M. Barbas	$0	$0	$0	$0	$1,181,250	$0	$3,543,750
Frederick J. Boyle	$0	$0	$0	$0	$495,000	$0	$990,000
Daniel J. McCabe	$0	$0	$0	$0	$395,850	$0	$791,700
Arthur G. Meyer	$0	$0	$0	$0	$385,990	$0	$771,980
Douglas C. Taylor	$0	$0	$0	$0	$422,240	$0	$844,480
Additional Pro-Rated Target EICP Award
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$506,250
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$165,000
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$122,850
Arthur G. Meyer	$0	$0	$0	$0	$0	$0	$119,790
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$131,040
Cash Allowance
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$60,000
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$40,000
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$40,000
Arthur G. Meyer	$0	$0	$0	$0	$0	$0	$40,000
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$40,000
Supplemental Executive Defined Contribution Retirement Plan Value
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$421,313
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$75,000
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$45,255
Arthur G. Meyer	$0	$0	$0	$0	$0	$0	$42,297
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$53,172
Restricted Stock Awards
Paul M. Barbas	$0	$0	$1,242,000	$1,242,000	$0	$1,242,000	$1,242,000
Frederick J. Boyle	$0	$0	$855,848	$855,848	$0	$855,848	$855,848
Daniel J. McCabe	$0	$0	$1,116,834	$1,116,834	$0	$1,116,834	$1,116,834
Arthur G. Meyer	$0	$0	$558,790	$558,790	$0	$558,790	$558,790
Douglas C. Taylor	$0	$0	$466,550	$466,550	$0	$466,550	$466,550
Pro Rated Target LTIP Awards (1)
Paul M. Barbas	$927,148	$0	$927,148	$927,148	$0	$927,148	$927,148
Frederick J. Boyle	$198,591	$0	$198,591	$198,591	$0	$198,591	$198,591
Daniel J. McCabe	$217,902	$0	$217,902	$217,902	$0	$217,902	$217,902
Arthur G. Meyer	$141,625	$0	$141,625	$141,625	$0	$141,625	$141,625
Douglas C. Taylor	$251,758	$0	$251,758	$251,758	$0	$251,758	$251,758
Management Stock Incentive Plan Awards
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$0
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$0
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$0	$0	$32,016	$0	$0	$0	$32,016
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Unvested Supplemental Executive Defined Contribution Retirement Plan Amounts
Paul M. Barbas	$0	$0	$359,057	$359,057	$0	$359,057	$359,057
Frederick J. Boyle	$0	$0	$73,607	$73,607	$0	$73,607	$73,607
Daniel J. McCabe	$0	$0	$68,889	$68,889	$0	$68,889	$68,889
Arthur G. Meyer	$0	$0	$0	$0	$0	$0	$0
Douglas C. Taylor	$0	$0	$70,535	$70,535	$0	$70,535	$70,535

Benefit	Voluntary Termination	For Cause Termination	Termination Due to Death (5)	Termination Due to Disability (6)	Termination Without Cause	Change of Control	Change of Control and Subsequent Termination(7)
Vested Supplemental Executive Defined Contribution Retirement Plan Amounts
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$0
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$0
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$86,504	$86,504	$86,504	$86,504	$86,504	$86,504	$86,504
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Vested Key Employees Deferred Compensation Plan Amounts
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$0
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$0
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$246,545	$246,545	$246,545	$246,545	$246,545	$221,890	$246,545
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Executive Healthcare Plan (2)
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$0
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$0
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$240,731	$240,731	$240,731	$240,731	$240,731	$0	$240,731
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Vested Supplemental Executive Retirement Plan Amounts
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$0
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$0
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$666,667	$666,667	$666,667	$666,667	$666,667	$0	$666,667
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Deferred LTIP Awards
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$0
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$0
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$0
Arthur G. Meyer	$190,888	$190,888	$190,888	$190,888	$190,888	$190,888	$190,888
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$0
Medical Plan Coverage (3)
Paul M. Barbas	$0	$0	$0	$0	$11,400	$0	$34,200
Frederick J. Boyle	$0	$0	$0	$0	$11,400	$0	$22,800
Daniel J. McCabe	$0	$0	$0	$0	$11,400	$0	$22,800
Arthur G. Meyer	$0	$0	$0	$0	$11,400	$0	$22,800
Douglas C. Taylor	$0	$0	$0	$0	$11,400	$0	$22,800
Outplacement Services
Paul M. Barbas	$0	$0	$0	$0	$8,000	$0	$8,000
Frederick J. Boyle	$0	$0	$0	$0	$8,000	$0	$8,000
Daniel J. McCabe	$0	$0	$0	$0	$8,000	$0	$8,000
Arthur G. Meyer	$0	$0	$0	$0	$8,000	$0	$8,000
Douglas C. Taylor	$0	$0	$0	$0	$8,000	$0	$8,000
Excise Tax Gross-Ups (4)
Paul M. Barbas	$0	$0	$0	$0	$0	$0	$2,716,839
Frederick J. Boyle	$0	$0	$0	$0	$0	$0	$878,568
Daniel J. McCabe	$0	$0	$0	$0	$0	$0	$747,667
Arthur G. Meyer	$0	$0	$0	$0	$0	$0	$1,220,577
Douglas C. Taylor	$0	$0	$0	$0	$0	$0	$666,394

Benefit	Voluntary Termination	For Cause Termination	Termination Due to Death (5)	Termination Due to Disability (6)	Termination Without Cause	Change of Control	Change of Control and Subsequent Termination(7)
Total
Paul M. Barbas	$927,148	$0	$2,528,205	$2,528,205	$1,200,650	$2,528,205	$9,818,557
Frederick J. Boyle	$198,591	$0	$1,128,046	$1,128,046	$514,400	$1,128,046	$3,307,414
Daniel J. McCabe	$217,902	$0	$1,403,625	$1,403,625	$415,250	$1,403,625	$3,181,897
Arthur G. Meyer	$1,572,960	$1,431,335	$2,163,766	$2,131,750	$1,836,725	$1,199,697	$4,389,210
Douglas C. Taylor	$251,758	$0	$788,843	$788,843	$441,640	$788,843	$2,554,729
TOTAL	$3,168,359	$1,431,335	$8,012,485	$7,980,469	$4,408,665	$7,048,416	$23,251,807

(1)          Pro-Rated Target LTIP Awards vest in connection with a voluntary termination only if the voluntary termination is a Company approved retirement.

(2)          The Executive Healthcare Plan amount for Mr. Meyer assumes a monthly payment of $950, which is increased based on the assumed health care cost trend rates for 2010 set forth in Note 9 to the Company’s financial statements filed with the SEC February 11, 2010, as part of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for Mr. Meyer’s actuarially determined life expectancy, and then discounted to December 31, 2009 at 5.35% per year.

(3)          The Medical Plan Coverage amounts are based on the Company’s monthly health insurance premium payment for all employees of $950 for 2010.

(4)          Executive officers who receive benefits within the change of control provisions under our Severance Plan are subject to non-solicitation and other restrictive covenants.  Since the Company expects to enforce these restrictive covenants in a change of control setting, the magnitude of the excise taxes and resulting gross-up amounts may be reduced under Section 280G.  The Excise Tax Gross-Ups — Section 280G amounts listed in this table were calculated in accordance with Section 280G of the Internal Revenue Code, assume maximum federal, state and local marginal tax rates and assume cash liquidation of restricted stock and LTIP awards versus a conversion of such equity into a similar holding in a successor entity.

(5)          Vesting of Restricted Stock Awards, Management Stock Incentive Plan Awards and SEDCRP benefits occurs upon the event of death.

(6)          Vesting of Restricted Stock Awards and SEDCRP benefits occurs upon the event of disability.

(7)          For amounts under this column that are payable under our Severance Plan, the named executive officer must be terminated without cause and not due to death or disability, or must resign with good  reason within two years (CEO) or one year (other named executive officers).

RELATED PERSON TRANSACTIONS

We have a written policy with respect to the review, approval and ratification of “related person transactions.” This policy applies to any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which (i) the aggregate amount involved will or may be expected to exceed $75,000 in any fiscal year; (ii) we are a participant and (iii) any “related person” (defined as a director, director nominee, an executive officer, someone who owns more than 5% of our common shares, or an immediate family member of any of the foregoing persons, with certain exceptions) has or will have a direct or indirect interest.  Under the policy, our Governance Counsel will determine whether a transaction meets the definition of a related person transaction that will require review by the Audit Committee.  The Audit Committee will review all related person transactions referred to it and, based on the relevant facts and circumstances, will decide whether or not to approve such transactions.  Only those transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders will be approved.  If we become aware of an existing related person transaction that was not approved under this policy, the matter will be referred to the Audit Committee and it will evaluate all options available, including ratification, amendment or termination of the transaction.

We have determined that, under the policy, the following types of transactions will be deemed to be pre-approved: (i) employment of an executive officer if the related compensation is required to be reported in our proxy statement; (ii) employment of an executive officer if he or she is not an immediate family member of another executive officer or director of ours, the related compensation would have been reported in our proxy statement if he or she was a “named executive officer” and our Compensation Committee approved (or recommended that the Board approve) such compensation; (iii) compensation paid to a director if the compensation is required to be reported in our proxy statement; (iv) any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro-rated basis; (v) any transaction involving competitive bids; (vi) any transaction in which the rates or charges incurred are subject to governmental regulation and (vii) any transaction involving bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

The Company is not aware of any transaction or series of transactions involving any of our directors, executive officers or security holders who are known to us to own of record or beneficially more than five percent of our common securities, or any immediate family member (as described in Item 404 of Regulation S-K under the Exchange Act) of such director, executive officer or security holder, that is required to be disclosed pursuant to Item 404 of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee serves as an independent and objective committee to provide oversight of our financial accounting and reporting processes, system of internal controls and compliance with laws and regulations.  The Audit Committee is governed by a written charter that has been approved and adopted by the Board of Directors.

The Audit Committee of our Board of Directors is currently comprised of four independent directors.  The Board has determined that each member of the Audit Committee is an “independent director” pursuant to Section 303A.02 of the New York Stock Exchange (“NYSE”) listing standards and meets the independence requirements contained in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended.  In addition, the Board of Directors has determined that each member of the Audit Committee meets the NYSE standards of financial literacy.  Moreover, the Board of Directors has determined that at least two members of the Audit Committee have accounting or related financial management experience pursuant to the listing standards of the NYSE, and that Mr. Harder and Ms. Graham meet the definition of an “audit committee financial expert” based on the criteria set forth under Securities and Exchange Commission (“SEC”) rules and are “independent” under applicable NYSE listing standards and SEC rules.

Pursuant to Section 303A.07 of the NYSE listing standards and the Charter of the Audit Committee, no director may serve as a member of the Audit Committee if he or she serves on the audit committees of more than three other public companies, unless the Board of Directors determines that such simultaneous service would not impair such director’s ability to serve effectively on the Audit Committee.  We have determined that each member of the Audit Committee is in compliance with this NYSE listing standard and the Audit Committee Charter.

Our management has primary responsibility for our reporting process and for preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.  Our independent public accountant, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.  The Audit Committee reviewed the audited financial statements and had discussions with management and KPMG LLP.  Additionally, the Audit Committee held discussions with KPMG LLP on matters required by Statement on Auditing Standards No. 61, as amended.  The Audit Committee received from KPMG LLP written disclosure and a letter regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding an independent accountant’s communications with audit committees concerning independence.  This information was discussed with KPMG LLP.

Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2009, be included in the DPL Inc. Annual Report on Form 10-K for fiscal year ended December 31, 2009.

This Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference in any such filings.

DPL Inc. Audit Committee

Glenn E. Harder, Chair

Barbara S. Graham, Vice Chair
Frank F. Gallaher

Dr. Ned J. Sifferlen

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2009, with respect to our equity compensation plans under which shares of our equity securities may be issued.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders:

DPL Inc. Stock Option Plan (1)	417,500	$27.16	5,148,500

DPL Inc. 2006 Equity and Performance Incentive Plan (EPIP) (2)			4,092,321

Long-Term Incentive Plan — Performance Shares (LTIP)	237,704	N/A

Non-Employee Director Restricted Stock Units	20,712	N/A

Management Long-Term Incentive Plan - Performance Shares (MLTIP)	84,241	N/A

Equity compensation plans not approved by security holders:

Directors’ Deferred Stock Compensation Plan (3)	148,526	N/A	See Note	(3)

Total	908,683		9,240,821

(1)          With the approval of the EPIP by shareholders on April 26, 2006, the Company announced its intention that no new awards would be granted under the DPL Inc. Stock Option Plan.  Shares relating to awards that are forfeited or terminated under the DPL Inc. Stock Option Plan may be used for awards granted under the EPIP.

(2)          Performance shares and restricted stock units settled as common stock will be issued from Company treasury stock without consideration.  The Company believes that it has sufficient treasury stock to satisfy all performance shares and restricted stock units authorized under the EPIP.  The number of securities remaining available for future issuance under the EPIP also includes 218,197 shares of restricted stock subject to forfeiture.

(3)          The Directors’ Deferred Stock Compensation Plan previously provided for the annual award of our common shares to non-employee directors for their services as directors.  All shares awarded under the Directors’ Deferred Stock Compensation Plan are held under a master trust.  The Directors’ Deferred Stock Compensation Plan does not have a stated maximum number of shares.  We have provided for our obligations under the Directors’ Deferred Stock Compensation Plan by market purchases of our common shares by the trustee of the master trust.  Accordingly, issuance of shares to directors under this plan will not increase the number of our common shares issued.

PROPOSAL 2

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANT

The Audit Committee has approved the appointment of KPMG LLP to be our independent public accountant for the next three years ending December 31, 2012.  In connection with its approval of this appointment, the Audit Committee entered into a three-year engagement agreement with KPMG LLP, which, among other things, contains a contractual provision that subjects the parties to alternative dispute resolution procedures and grants each party the right to terminate the agreement with prior notice.  The Audit Committee entered into a three-year agreement, in part, to receive what it believes is favorable pricing over that three-year term for independent public accounting services from KPMG LLP.

Although not required by law, the Board believes it is appropriate to seek shareholder ratification of the appointment of KPMG LLP to be our independent public accountant for the year ending December 31, 2010.  If ratification is not obtained, the Audit Committee intends to continue using KPMG LLP as our independent public accountant at least through the end of the fiscal year ending December 31, 2010, but will consider shareholder input for future years.

A representative of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions from shareholders.

Before appointing KPMG LLP, the Audit Committee carefully considered that firm’s qualifications as an independent public accountant for us, which included a review of KPMG LLP’s performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing.  The Audit Committee expressed satisfaction with KPMG LLP in these respects.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANT FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

Audit and Non-Audit Fees

The following table presents the aggregate fees invoiced for professional services rendered to us by KPMG LLP, our principal independent public accountant, for 2009 and 2008.  Other than as set forth below, no professional services were rendered or fees invoiced by KPMG LLP during 2009 or 2008.  The Audit Committee approved the services and fees set forth below.

KPMG LLP	Fees Invoiced 2009	Fees Invoiced 2008
Audit Fees (1)	$1,394,680	$1,409,800
Audit-Related Fees (2)	$46,000	$84,800
Tax Fees (3)	$7,870	—
All Other Fees	—	—
Total	$1,448,550	$1,494,600

(1)          Audit fees relate to professional services rendered for the audit of our annual financial statements and the reviews of our quarterly financial statements.

(2)          Audit-related fees relate to services rendered to us for assurance and related services.

(3)          Tax fees consisted principally of tax compliance services. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

Pre-Approval Policies and Procedures of the Audit Committee

Pursuant to its charter, the Audit Committee pre-approves all audit and permitted non-audit services, including engagement fees and terms for such services, to be performed for us by independent auditors, subject to the exceptions for certain non-audit services approved by the Audit Committee prior to the completion of the audit in accordance with Section 10A of the Securities Exchange Act of 1934, as amended.  The Audit Committee must also pre-approve all internal control-related services to be provided by the independent auditors.  The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related and other services, for the upcoming or current fiscal year, subject to a specified cost level.  Any material service not included in the approved list of services must be separately pre-approved by the Audit Committee.  In addition, all audit and permissible non-audit services in excess of the pre-approved cost level, whether or not such services are included on the pre-approved list of services, must be separately pre-approved by the Audit Committee.  The Audit Committee may form and delegate to a subcommittee, consisting of one or more of its independent members, its authority to grant pre-approvals of audit, permitted non-audit services and internal control-related services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.  There are no subcommittees of the Audit Committee existing at this time.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

A proposal by a shareholder intended for inclusion in our proxy materials for the 2011 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 must be received by us at 1065 Woodman Drive, Dayton, Ohio 45432, Attn:  Corporate Secretary, on or before November 15, 2010, in order to be considered for such inclusion.

Shareholder nominations of persons for election as directors that are intended to be submitted at the 2011 Annual Meeting of Shareholders will be considered untimely if not received by us at the above address in accordance with the advance notice provisions of our Regulations, which are available on our website at www.dplinc.com or in print to any shareholder who requests a copy from us.  Under this advance notice provision, shareholder nominations of persons for election as directors must be received by us not less than 50 days before the meeting date, except that if less than 60 days’ notice or public disclosure of the meeting date is given or made to shareholders, then shareholder nominations will be considered untimely if not received by us by the 10th business day after notice of the meeting is made.  Any other shareholder proposals that are intended to be submitted at the 2011 Annual Meeting of Shareholders outside of the framework of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) of the Exchange Act if not received by us at the above address on or before January 29, 2011.  If we do not receive notice of any of the matters referenced above by the applicable date, the Proxy Committee will vote on the matter, if presented at the meeting, in its discretion.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of our 2009 Annual Report, which incorporates our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including audited financial statements set forth therein, was sent to all our shareholders with the Notice of Annual Meeting of Shareholders and this Proxy Statement on or about March 15, 2010.  Additional copies of these documents may be obtained without charge by sending a written request to DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432, Attention:  Corporate Secretary.

OTHER BUSINESS

The Board does not intend to present, and has no knowledge that others will present, any other business at the Annual Meeting.  However, if any other matters are properly brought before the Annual Meeting, it is intended that the holders of proxies will vote on the matters in their discretion.

By order of the Board of Directors,

GLENN E. HARDER
Chairman

Dated: March 15, 2010

1 1 000000000000 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0000049270_1 R2.09.05.010 For Withhold For All All All Except The Board of Directors recommends that you vote FOR the following: 1. Election of Directors Nominees 01 Robert D. Biggs 02 Pamela B. Morris 03 Ned J. Sifferlen, PhD. DPL INC. 1065 WOODMAN DRIVE DYTON, OH 45432 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal(s): For Against Abstain 2 Ratification of KPMG LLP as independent public accountant. NOTE: OTHER MATTERS: Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting or any adjournment or postponement thereof. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

DPL Inc. Annual Meeting April 28, 2010 10:00 a.m. Eastern Time Dayton Convention Center Theater 22 East Fifth Street Dayton, OH 45402 937-333-4784 www.daytonconventioncenter.com Parking is available in the Transportation Center Garage (at East Fifth & Jefferson streets). Enter the parking garage from East Fifth Street. For those attending the meeting, DPL will provide free validation for parking in the Transportation Center Garage. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com . DPL INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28,2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Paul R. Bishop, Frank F. Gallaher, and General Lester L. Lyles (Retired), and each or either of them, with full power of substitution, as his or her true and lawful agents and proxies (the “Proxy Committee”) to represent the undersigned at the Annual Meeting of Shareholders of DPL Inc. (“DPL”) to be held at the Dayton Convention Center Theater, 22 East Fifth Street, Dayton, Ohio 45402 on April 28, 2010 at 10:00 A.M. Eastern Time, and at any adjournments or postponements thereof, and authorizes said Proxy Committee to vote all shares of DPL shown on the other side of this card with all the powers the undersigned would possess if personally thereat. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NAMED DIRECTOR NOMINEES AND “FOR” THE RATIFICATION OF THE INDEPENDENT PUBLIC ACCOUNTANT. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE PROXY STATEMENT OF DPL SOLICITING PROXIES FOR THE 2010 ANNUAL MEETING. All previous proxies given by the undersigned to vote at the 2010 Annual Meeting or at any adjournment or postponement thereof are hereby revoked. Address change/comments: (If you noted any address changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000049270_2 R2.09.05.010